UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Green Plains Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Who We Are

We are a leading ag tech company committed to transforming our platform to process annually renewable crops into more sustainable, high-value ingredients.

Our Strategy

As a leading biorefining company, we constantly drive meaningful transformation of our platform through technological advancement and innovation to create sustainable, value-added products. Every day we work to create more value from fewer resources, seize meaningful opportunities for our Company and innovate products to better serve our customers and the environment.

Our Purpose

We leverage technology to create sustainable products that have a meaningful impact on our customers, the environment and a growing global population. We utilize our extensive experience in agribusiness to make the most out of everything we develop.

We are rapidly transforming into Green Plains 2.0, and we have only begun to harness the potential of our platform.

11 Biorefineries Strategically throughout the United States
9.2 Million Tons of corn processed annually
1 Billion Gallons Our annual production capacity of low-carbon biofuels
Over 800 Dedicated employees

Letter from our Board of Directors

Dear Shareholders:

On behalf of the Board of Directors, I would like to share how proud we are of every employee at Green Plains for navigating another challenging year of a global pandemic while executing on the transformation of our Company into a sustainable ag tech leader focused on producing sustainable ingredients that matter. Despite volatile market conditions, including price inflation, supply chain disruptions and staffing shortages, management continues to make progress on strategic initiatives that position Green Plains for long term success and financial stability. Through our acquisition of Fluid Quip Technologies with our partners, we have added the necessary talent and technology to bolster our transformation and achievement of our financial goals.

Our Sustainable Future

Our highly qualified board of directors is engaged in all aspects of environmental, social and governance (ESG) initiatives, and these values align perfectly with our Company’s transformation plan. In 2021, we released our inaugural sustainability report, detailing commitments to reduce our operational emissions 50% by 2030, and to be carbon neutral by 2050. We have continued to refresh our board with new and diverse faces, and have announced our intention to declassify – the first Iowa public corporation to do so. Shareholder rights and strong governance are crucial to long term success of our Company, and we will continue to make progress in all aspects of ESG.

Transforming and Growing

Looking forward to 2022 and beyond, we believe that Green Plains is well-positioned to lead in transitioning to a sustainable, plant-based and carbon-neutral future, where our sustainable ag technology and renewable ingredients feed and fuel our growing world. We have only begun to unlock the opportunities in each kernel of corn, and the future is bright. I want to thank all of our employees, shareholders, customers and community partners for believing in our transformation story, and supporting us every step along the way.

Sincerely,

Wayne Hoovestol

The Board of Directors

“We have continued to refresh our board with new and diverse faces, and have announced our intention to declassify – the first Iowa corporation to do so. Shareholder rights and strong governance are crucial to long term success of our Company, and we will continue to make progress in all aspects of ESG.”

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Notice of Annual Meeting of Shareholders

DATE AND TIME

10:00 a.m., Central

Daylight Time, on

Wednesday, May 4,

2022

LOCATION

www.meetnow.global /MWM66HR

RECORD DATE

March 10, 2022

How To Vote

Whether or not you expect to attend the annual meeting online, we urge you to vote your shares via the following:

INTERNET

Go to:
www.envisionreports.
com/GPRE

PHONE

Call our toll-free

telephone number

1-800-652-VOTE (8683) within the USA, US Territories and Canada

MAIL

Sign, date and mail

the proxy card in the

envelope provided.

Items of Business

Proposals		Board Vote Recommendation	For Further Details
1.	To elect two directors to serve three-year terms that expire at the 2025 annual meeting	Vote FOR all nominees	► Page 12
2.	To ratify the selection of KPMG as the Company’s independent registered public accountants for the year ending December 31, 2022	Vote FOR	► Page 30
3.	To cast an advisory vote to approve the Company’s executive compensation	Vote FOR	► Page 34
4.	To approve the increase of the number of authorized shares	Vote FOR	► Page 63
5.	To declassify the Board	Vote FOR	► Page 65

To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

______________________

The foregoing items are more fully described in the accompanying Proxy Statement. Each share of our Common Stock is entitled to one vote on all matters presented at the Annual Meeting. Dissenters’ rights are not applicable to these matters.

This year, the Annual Meeting will be held entirely online due to the continuing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our shareholders, employees and directors. You will be able to attend and participate in the meeting by visiting www.meetnow.global /MWM66HR, where you will be able to listen to the meeting live, submit questions, and vote. To access the online meeting, you must have the information that is printed on the shaded bar area located on the reverse side of the Notice. A password is not required for this meeting.

By Order of the Board of Directors,

Michelle Mapes

Corporate Secretary

Omaha, Nebraska
March 24, 2022

Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to be held on May 4, 2022.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. Instead of mailing paper copies of our proxy materials, we sent shareholders the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 4, 2022, with instructions for accessing the proxy materials and voting via the Internet (the “Notice”) and attending the Annual Meeting online. The Notice, which was mailed on or around March 24, 2022, also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. The Notice, the Proxy Statement and our 2021 Annual Report may be accessed at www.edocumentview.com/GPRE.

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1 2 4 12	Letter from our Board of Directors Notice of Annual Meeting of Shareholders Proxy Summary Corporate Governance
12	PROPOSAL 1 Election of Directors
13 18 19 21 23 26 27 29

Director Nominee Biographical Information and Experience

Director Nomination Process

Leadership Structure

Committees of the Board

Board Oversight

Investor Engagement

Other Governance Principles

Compensation of Directors

30	Audit Matters
30	PROPOSAL 2 Ratification of Company’s Auditors
30	Independence of Auditors
31	Auditors’ Fees
31	Audit Committee Report
32	Executive Officers
34	Executive Compensation
34	PROPOSAL 3 Advisory Vote to Approve Executive Compensation
35	Compensation Discussion and Analysis
52	Compensation Commiittee Report
53 61 61 62	Compensation Tables CEO Pay Ratio Equity Compensation Plan Information Other Management Proposals
62	PROPOSAL 4 Approval of Increase to the Number of Authorized Shares

64	PROPOSAL 5 Declassification of Board
65	Security Ownership of Certain Beneficial Owners and Management
67	Transactions with Related Persons, Promoters and Certain Control Persons
68 73	Other Matters Appendix A

ESG Highlights

11        DE&I, Social Responsibility and Environmental Stewardship Highlights

20        Diversity and Refreshment

25        Corporate Responsibility / ESG / Sustainability Oversight

26        Investor Engagement

27        Code of Ethics and Other Policies

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Proxy Statement

This Proxy Statement is provided to the shareholders of Green Plains Inc. in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Shareholders to be held at 10:00 a.m., Central Daylight Time, online at www.meetnow.global /MWM66HR on Wednesday, May 4, 2022, and at any adjournment or postponement thereof (the “Annual Meeting”).

Proxy Summary

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the Proxy Statement carefully before voting.

About Our Company

Transformation. It’s what we do every day by taking a kernel of corn and converting it into sustainable products to help meet the global demand for feed ingredients, specialty alcohols and low-carbon fuel. We are in the midst of a broader transformation – expanding our ability to extract additional higher-value and lower-carbon ingredients from the same annually renewable crops.

We are proactively utilizing technologies and partnerships that allow us to harness the potential of these renewable resources. Along with our partners, we purchased a controlling interest in Fluid Quip Technologies in late 2020, providing us with the IP and engineering expertise to convert our ethanol plants into the true biorefineries of the future. Through this endeavor, we are leading the way toward more effective and sustainable solutions that can have a positive impact on our planet.

Our transformation includes deploying world class mechanical and process technology at each of our locations and combining the knowledge and resources of exclusive strategic partnerships with our expertise in fermentation to develop nutritious, valuable ingredients and solutions. This includes expanding our ability to isolate the highest value proteins and making them available as feed ingredients for the pet, aquaculture and dairy markets, expanding our ability to capture increasing amounts of renewable corn oil and deploying new technology to produce dextrose from corn for the growing bio-economy. It also involves capturing the biogenic carbon dioxide from our fermentation processes for permanent geologic sequestration.

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Company Highlights

The Company operates three business segments: (1) ethanol production, which includes the production of ethanol, including industrial-grade alcohol, distillers grains, Ultra-High Protein and renewable corn oil, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil, natural gas and other commodities, and (3) partnership, which includes fuel storage and transportation services.

Transforming into the Biorefinery Platform of the Future

Green Plains is transforming from a traditional dry-mill ethanol producer into a sustainable biorefinery platform, innovating through ag-technology to produce higher-value products with stable cash flows, for tomorrow’s sustainable economy.

Investments in critical technology, infrastructure and strategic partnerships are driving progress to accelerate the transformation into the Biorefinery Platform of the Future.

GREEN PLAINS 1.0 Ethanol DDGs Corn Oil	TRANSFORMATION	GREEN PLAINS 2.0
Biorefinery Platform
	Strategic Partnerships MSCTM Technology Creates Ultra-High Protein and enhances Corn Oil yields Clean Sugar TechnologyTM	Ultra-High Protein DDGs	Carbon Capture Corn Oil	Ethanol Corn Oil Dextrose

Strategic Growth Areas

Verticals positioned to capitalize on rapidly growing demand.

Sustainable Ultra-High Protein Sustainable ingredients for high-value global markets in pet, aquaculture, dairy and poultry industries as demand for higher quality animal feed grows.	Renewable Corn Oil Responsible low-carbon feedstock for the high-growth renewable diesel and sustainable aviation fuel industries.

Carbon Capture & Sequestration

Participating in one of the largest carbon capture and storage (CCS) platforms in the world with Summit Carbon Solutions (SCS) – potential for direct injection of CO2 as well.

Clean Sugar Technology Low-carbon dextrose for a variety of biochemical, bioplastics, synthetic biology and food industries.

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2021 Performance Highlights

2021 has been a transformative year for the Company as we check off milestones along the path to Green Plains 2.0. We continue the transition from a commodity-processing business into a value-add agricultural technology company focused on creating additional diverse, non-cyclical, value-add feed ingredients, specialty alcohols and renewable feedstocks for the emerging renewable diesel industry. We are currently wrapping up a number of project initiatives to improve our operating efficiencies including our Project 24 initiatives. Additionally, through our MSC™ Ultra-High Protein initiative, which is now operational at two locations and under construction at three more, we produce various novel feed ingredients targeting the pet, dairy and aquaculture industries, further increasing margins. We are investing in bringing Fluid Quip’s Clean Sugar Technology™ to commercial scale, and began operating a pilot facility at our Innovation Center in York during the year. We believe this technology has the potential to disrupt the renewable dextrose market, traditionally the domain of only wet-mill ethanol plants. Last but not least, in 2021, we committed eight of our facilities to one of the largest carbon capture and sequestration projects in the world, the Summit Carbon Solutions pipeline which, when completed, will nearly eliminate our biogenic CO2 emissions.

We have taken advantage of opportunities to divest certain assets in recent years to reallocate capital toward our current growth initiatives. We are focused on generating stable operating margins through our business segments and risk management strategy and expanding our focus on renewable corn oil, clean sugar and high value protein ingredients. We own and operate assets throughout the ethanol value chain: upstream, with grain handling and storage; through our ethanol production facilities; and downstream, with marketing and distribution services to reduce uncertainties.

Achievements

—    Announced the acquisition of a majority interest in Fluid Quip Technologies, LLC which capitalizes on the core strengths of each company to develop and implement proven, value-added agriculture, food and industrial biotechnology systems and rapidly expand installation and production of Ultra-High Protein across Green Plains’ facilities, as well as offer these technologies to partnering biofuel facilities;

—    Became an initial investor and anchor shipper on the Summit Carbon Solutions pipeline, with our eight western corn belt plants committing approx. 1.9 million tons of carbon per year;

—    Began batch operations for the clean sugar project at the Innovation Center at York, Nebraska, producing dextrose to target applications in renewable chemicals and synthetic biology;

—    Successfully launched the Ultra-High Protein production at Wood River; and broke ground on three additional locations;

—    Completed two successful capital raises as well as the issuance of $230 million of five year convertible notes, resulting in cash and cash equivalents to fully fund our protein initiatives; and

—    Announced governance updates, including: appointing a lead independent director; ongoing refreshment of the Board with two new board members who add diversity; rotating committee chairs; enhancing the Board’s oversight and strengthening shareholder rights through various amendments; and announcing intention to declassify the Board.

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Board Highlights

Our Board of Directors

		Director	Committee Membership
Name and Primary Occupation	Age	Since	AC	CC	NGC
Director Nominees
FARHA ASLAM IND Managing Partner, Crescent House Capital	53	2021
MARTIN SALINAS JR. IND Former Chief Financial Officer, Energy Transfer Partners, LP	50	2021
Continuing Directors with Terms Expiring in 2023
JIM ANDERSON IND Lead Independent Director Chief Executive Officer, Moly-Cop	64	2008
WAYNE HOOVESTOL Chairman of the Board Former Chief Executive Officer, Green Plains Inc.	63	2006
EJNAR KNUDSEN Founder and Chief Executive Officer, AGR Partners	53	2016
KIMBERLY WAGNER IND Founder, TBGD Partners	58	2020
Continuing Directors with Terms Expiring in 2024
TODD BECKER President and Chief Executive Officer, Green Plains Inc.	56	2009
BRIAN PETERSON IND President and Chief Executive Officer, Whiskey Creek Enterprises	58	2005
ALAIN TREUER IND Founder, VBV LLC	49	2008

Chair	Member	IND Independent Director AC Audit Committee	CC Compensation Committee
NGC Nominating and Governance Committee

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Board Snapshot

INDEPENDENCE 67% independent INDEPENDENT 6 NON-INDEPENDENT 3	AGE 56 years average 40s 1 50s 6 60s 2	DIRECTOR TENURE 8.7 years average 0-4 3 5-9 1 10+ 5	DIVERSITY 33% diverse Female 2 Racially/ Ethnically 2 Diverse 2/3 committee chairs are diverse

SKILLS AND EXPERIENCE

EXECUTIVE LEADERSHIP	9/9	INTERNATIONAL BUSINESS	6/9

PUBLIC COMPANY/ CORP GOVERNANCE/ ESG	6/9	MERGERS & ACQUISITIONS	8/9

EXECUTIVE COMPENSATION	6/9	CAPITAL MARKETS	6/9

INDUSTRIAL MFG & INGREDIENT PROD	7/9	AUDIT / RISK / CYBERSECURITY	8/9

COMMODITY MARKETS/ MARKETING	8/9	LEGAL / REGULATORY GOVERNMENT RELATIONS	4/9

STRATEGY DEVELOPMENT	8/9

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Key Skills & Experiences	Description of Skills and Explanation of Importance
Executive Leadership	One of the core considerations of our Board in examining director candidates is that the director should have an established track record of professional accomplishment in the candidate’s chosen field. It is important we have highly qualified directors with a diverse range of complementary skill sets, but the common thread is that our directors have experience leading large, complex organizations and teams. Green Plains is a company with an array of important stakeholders, including employees, stockholders, customers, partners, regulators, and communities. It is important for our Board to have directors who have experience dealing with a similar range of stakeholders and managing the challenges associated with operating a large organization.
Public Company / Corporate Governance / ESG	Our Board is responsible for overseeing the successful execution of our strategy and the selection and retention of key executives, which affects the fundamental operation of the Company. It is important for our Board to have directors who understand the fiduciary obligations of public company directors and who have experience shaping a company’s priorities and structure. Effective corporate governance, ongoing board refreshment and a commitment to diversity are all part of a broader effort to ensure that ESG considerations and goals are incorporated into the company's corporate strategy. Also, the implementation of leading ESG practices is a very important component of our business as the effects of global climate change continues to attract considerable attention with widespread concerns about the impacts of human activity, especially the emissions of greenhouse gases.
Executive Compensation	The Board believes that aligning executive compensation with shareholder interests is consistent with the Company's philosophy of driving performance and building long-term shareholder value. This pay-for-performance philosophy is embraced by the Board and is intended to align the interests of key executives, attract and retain high-performing employees, and link a significant amount of compensation to the achievement of pre-established performance metrics directly tied to our business goals and strategies. It is important for Green Plains to have board members who have participated in the design and supervision of executive compensation programs.
Industrial Manufacturing & Ingredient Production	Green Plains has grown to be one of the leading corn processors in the world for low-carbon products at our biorefineries, inclusive of ethanol, corn oil, Ultra-High Protein, and distillers grains as our core sources of revenue. We operate 11 biorefineries located in six states. It is important for our Board to have a deep understanding of industrial manufacturing, the biorefinery and the proprietary and patented protein production processes, as well as potential future technologies applicable to our biorefineries.
Commodity Markets / Marketing	Green Plains procures grain and natural gas to produce our products and markets, sells and distributes our products, e.g., ethanol, distillers grains, Ultra-High Protein, and corn oil produced at our biorefineries. A strong understanding of commodity markets is essential as well as an understanding of US and global markets impacting the supply and demand characteristics driving the needs for our products.
Strategy Development	We believe that we can maximize our competitive advantage to create lasting value for our stockholders, both in the near- and longer-term, by successfully executing on our strategic plan, to take advantage of the world's growing demand for protein feed ingredients. It is important for our Board to have directors who have experience developing, delivering and directing corporate strategy. Further, it is important to have board members who have experience transforming organizations and culture and improving processes, services, and products with an aim of enhancing long-term value.
International Business	Global competition, international trade and product related policies, and international activities can have a significant impact on our business.
Mergers & Acquisitions / Partnerships	Joint ventures, partnerships, mergers and acquisitions are an important part of maintaining a competitive advantage by maximizing our production capabilities, leveraging our proprietary technology and expanding new products into fast-growing, higher margin markets. We intend to continue exploring potential growth opportunities and strategies through these disciplines. As such, it is important to have board members well-versed in M&A-related activities to ensure that the right opportunities are being pursued, operational and financial risks can be quantified and effectively managed while expected synergies and growth projections are reasonable and realistic.
Capital Markets	As our company continues to transform, having expertise in capital markets and various equity and debt financing alternatives will continue to be a critical skill set for our Board to ensure we have the optimal capital structure, and financing needed to support these efforts.
Audit / Risk / Cybersecurity	As a public company, we are subject to various auditing, accounting, and financial reporting obligations. Our Audit Committee’s responsibilities include reviewing the Company’s financial statements, financial reporting, and internal controls, as well as overseeing the independent auditor. Green Plains is also subject to various forms of risk, including, without limitation, cybersecurity risk, liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk and reputational risk. It is important for our Board to have directors who are financial experts and who understand financial reporting as well as effective risk management practices.
Legal / Regulatory / Government Relations	Our operations are regulated by various government entities that can impose significant costs on our business. It is important to have board members who have a strong comprehension of the legal and regulatory landscape specific to our business. Our production levels, markets and grain we procure are affected by federal government programs. Government policies such as tariffs, duties, subsidies, import and export restrictions and embargos can also impact our business.

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Corporate Governance Highlights

Our Company has a history of strong corporate governance. By evolving our governance approach in light of best practices, our Board drives sustained shareholder value and best serves the interests of our shareholders.

What We Do	What We Don’t Do

✓     100% independent board committees

✓     100% directors owning stock

✓     Compensation recoupment (clawback) policy

✓     Right to call special meeting threshold set at 20%

✓     Provide a majority of executive compensation in performance-based compensation

✓     Pay for performance based on measurable goals for both annual and long-term awards

✓     Balanced mix of awards tied to annual and long-term performance

✓     Stock ownership and retention policy

✗     No poison pill

✗     No supplemental executive retirement plans

✗     No discounted stock options, reload of stock options or stock option re-pricing without shareholder approval

✗     No single-trigger vesting of equity compensation upon a change in control

✗     No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers and directors

Corporate Governance Improvements
2020	Appointed diverse director
2021

Appointed two additional diverse directors

Lead Independent Director appointed

Recommending declassification of the board of directors – see Proposal 5

Published governance guidelines with independent executive sessions

Annual charter reviews broadening scope for cyber and ESG oversight

Updated bylaws for proxy access and majority voting standard

Lowered threshold for special meeting to 20%

Rotated Committee chairs with two of the three Committee chairs diverse

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DE&I, Social Responsibility and Environmental Stewardship Highlights

Our stakeholder vision is inclusive and extends to groups beyond our shareholders. The events unfolding in our society today demonstrate that maintaining a social license to operate requires companies consider the needs and concerns of all their stakeholder groups. In 2021, we enhanced our stakeholder engagement process by conducting a formal materiality assessment to help us understand the ESG topics relevant to each group. Our stakeholder groups include employees, shareholders, customers/suppliers/vendors, business partners, local communities, lenders, NGOs and government agencies. Below are some highlights reflecting the impact we have in three key thematic areas: DE&I, Social Responsibility and Environmental Stewardship.

Workforce Diversity, Equity and Inclusion Green Plains values the importance of a diverse workforce focused on our CHART values of safety, collaboration, sound judgment and innovation.

—     In 2021, we enhanced our recruiting strategies to emphasize hiring diverse workers and set long-term goals to increase female employees and employees who add diversity to our workforce as well as short-term DE&I targets.

—     We are developing a diverse recruiting and outreach network with various diverse organizations such as historically black colleges and universities, Society of Women Engineers, Latino Center of the Midlands, Panhellenic Council, and similar orgnaizations.

—     We are implementing a talent management program that will include tracking diversity metrics in recruitment.

—     We restarted our paid internship program in 2021-2022 to help improve generational diversity.

Social Responsibility

Relationships are valuable, whether they be among associates, customers and suppliers or between these groups and our products and processes. The success of our Company depends on the vital relationships we nourish with our stakeholders, including our agricultural and industry partners.

—     In 2021, we introduced a Code of Vendor Conduct to monitor our suppliers’ compliance with our sustainability goals. Over 7,558 vendors were assessed and screened across 63 different watchlists, including criminal, sanctions, corruption and human rights.

—     In 2021, we, and the ethanol industry as a whole, significantly helped rural communities and the nation’s economy in the following ways:

—     We directly infused over $580 million into local communities near our biorefineries via grain purchases from area farmers.

—     The ethanol industry indirectly and indirectly supported more than 407,000 jobs in the country.

—     The ethanol industry added more than $52 billion to the U.S. Gross Domestic Product (GDP) through annual operations, transportation and new project construction.

—      We celebrated record years with individual local growers and hosted annual events to thank the growers who provided us with the feedstock for our processes.

Environmental Stewardship
We are committed to serving as stewards of the environment, thinking in new ways to make a positive impact on the future. As part of our transformation to Green Plains 2.0, we have formed strategic partnerships and implemented innovative technologies to further reduce our environmental impact.

—     In 2021, we established a science-based target of 50% reduction in operational GHG emissions from 2018 baseline by 2030 and 100% reduction by 2050.

—     Since 2018, we’ve realized a significant reduction in GHG emissions, energy use and water withdrawal due to various energy efficiency projects and asset divestments.

—     We plan to align our ESG disclosures with the Task Force on Climate-Related Financial Disclosures (TCFD), in addition to our current alignment with the Global Reporting Initiative (GRI) and the Sustainability Accounting Standards Board (SASB).

—     We are incorporating improvement ideas to reduce water usage into our strategic plan.

—     We are also enhancing our focus on natural capital, biodiversity and land stewardship.

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Corporate Governance

In accordance with the General Corporation Law of the State of Iowa, our Second Restated Articles of Incorporation, as amended (our “Charter”), and our Fourth Amended and Restated Bylaws (“Bylaws”), our business, property and affairs are managed under the direction of the Board.

Proposal 1 Election of Directors

To be elected, each nominee for director must receive plurality of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

The Board recommends that stockholders vote “FOR” each of the nominees set forth in Proposal 1.

The Board consists of nine members and is divided into three groups. One group of directors is elected at each annual meeting of shareholders for a three-year term. Each year a different group of directors is elected on a rotating basis. Martin Salinas Jr. and Farha Aslam, who were appointed upon the resignation of prior directors, are up for election at the Annual Meeting (to serve until the 2025 annual meeting or until their respective successors shall be elected and qualified). The terms of Jim Anderson, Wayne Hoovestol, Ejnar Knudsen and Kimberly Wagner expire at the 2023 annual meeting. The terms of Todd Becker, Brian Peterson and Alain Treuer expire at the 2024 annual meeting.

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Director Nominee Biographical Information and Experience

Nominees for Election at the 2022 Annual Meeting

Farha Aslam Managing Partner, Crescent House Capital Age: 53 Director Since: 2021 Committees: Compensation

Background

—   Managing Partner of Crescent House Capital

—   Previous experience includes service as Managing Director at Stephens Inc where she led the firm’s Food and Agribusiness equity research team. Previously she was a vice president at Merrill Lynch and a risk management advisor at USB

—   Serves on the boards of PSSI and Saffron Road

—   Has a Master’s in Business Administration from Columbia University and a Bachelor of Arts degree in Economics from the University of California

Current and Past Public Company Directorships

—   Pilgrim’s Pride Corporation (PPC)

—   Calavo Growers, Inc. (CVGW)

—   AdvanSix Inc. (ASIX)

Director Qualifications

Ms. Aslam is qualified to serve as a director because of her extensive knowledge of the agriculture and ethanol industries, as well as her investor and financial knowledge from years working at a leading investment bank, providing the Board with valued industry experience.

Skills	— Industrial Mfg & Ingredient Prod — Commodity Markets/Marketing — Strategy Development	— International Business — M&A / Partnerships — Capital Markets	— Audit / Risk / Cybersecurity — Legal / Regulatory / Gov’t Rel — Public Co / Corp Govern / ESG	— Executive Leadership — Executive Compensation

Martin Salinas Jr. Former Chief Financial Officer Energy Transfer Partners, LP Age: 50 Director Since: 2021 Committees: Audit (Chair), Nominating and Governance

Background

—   Former Chief Financial Officer of Energy Transfer Partners, LP, one of the largest publicly traded master limited partnerships from 2008 to 2015. Prior to that, he served as their controller and vice president of finance from 2004 to 2008

—   Began his career at KPMG

—   Advisory council member of the University of Texas in San Antonio

—   Holds a Bachelor’s Degree in Business Administration from the University of Texas in San Antonio. He is a member of the Texas Society of Certified Public Accountants

Current and Past Public Company Directorships

—   NuStar Energy L.P. (NS)

—   Noble Midstream Partners L.P. (NBLX)

—   Green Plains Partners LP (GPP)

Director Qualifications

Mr. Salinas is qualified to serve as a director because he possesses the requisite education and business acumen to serve as an audit committee financial expert along with having served on other boards and as well as the CFO of another public company.

Skills	— Commodity Markets/Marketing — Strategy Development	— M&A / Partnerships — Capital Markets	— Audit / Risk / Cybersecurity — Public Co / Corp Govern / ESG	— Executive Leadership — Executive Compensation

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Continuing Directors with Terms Expiring in 2023

Jim Anderson Lead Independent Director Chief Executive Officer, Moly-Cop Age: 64 Director Since: 2008 Committees: Audit, Compensation

Background

—   Chief Executive Officer of Moly-Cop since November 2017

—   Served as Managing Director and Operating Partner at CHAMP Private Equity

—   Served The Gavilon Group, LLC as its President and Chief Executive Officer from October 2014 until February 2016 as well as its Chief Operating Officer, Fertilizer, since February 2010

—   Served as Chief Executive Officer and member of the board of directors at United Malt Holdings, a producer of malt for use in the brewing and distilling industries, from September 2006 to February 2010

—   Served as Chief Operating Officer / Executive Vice President of CT Malt, a joint venture between ConAgra Foods, Inc. and Tiger Brands of South Africa, beginning in April 2003

—   Served as Senior Vice President and then President of ConAgra Grain Companies

—   His career also included association with the firm Ferruzzi USA and as an Operations Manager for Pillsbury Company

—   Served as a Board Member of the North American Export Grain Association and the National Grain and Feed Association

—   Holds a Bachelor of Arts degree with a Finance emphasis from the University of Wisconsin - Platteville

Past Public Company Directorships

—    United Malt Holdings

Director Qualifications

Mr. Anderson is qualified to serve as a director because of his commodity experience and agribusiness knowledge, which provides the Board with a relevant depth of understanding of our operations.

Skills	— Industrial Mfg & Ingredient Prod — Commodity Markets/Marketing — Strategy Development	— International Business — M&A / Partnerships — Capital Markets	— Audit / Risk / Cybersecurity — Legal / Regulatory / Gov’t Rel — Public Co / Corp Govern / ESG	— Executive Leadership — Executive Compensation

Wayne Hoovestol Chairman of the Board Former Chief Executive Officer, Green Plains Inc. Age: 63 Director Since: 2006 Committees: None

Background

—   Our Chairman of the Board since October 2008

—   Served as our Chief Operating Officer from January 2007 to February 2007, Chief Executive Officer from February 2007 to December 2008, and Chief Strategy Officer from March 2009 to November 2009

—   Began operating Hoovestol Inc., a trucking company, in 1978

—   President of Lone Mountain Truck Leasing, which he founded in 2005

—   Became involved with the ethanol industry as an investor in 1995, and has served on the boards of two other ethanol companies

Director Qualifications

Mr. Hoovestol is qualified to serve as a director because of his former leadership as Chief Executive Officer, as well as the business perspective he brings to the Board through his ownership of other entities and investments in other ethanol companies.

Skills	— Commodity Markets/Marketing — Strategy Development	— M&A / Partnerships	— Executive Leadership	— Executive Compensation

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Ejnar Knudsen Founder and Chief Executive Officer, AGR Partners Age: 53 Director Since: 2016 Committees: None

Background

—   Founder and CEO of AGR Partners, and oversees the firm’s strategy with investments totaling over $400 million in food processors, manufacturers and agribusinesses

—   Co-portfolio manager of Passport Capital’s Agriculture Fund from 2009 to 2012

—   Served as EVP of Western Milling, a grain and feed milling company that grew from a small California startup to over $1 billion in sales

—   Spent 10 years with Rabobank, in its New York office, managing a loan portfolio and venture capital investments as well as providing corporate advisory services

—   Received his Bachelor of Science degree from Cornell University and is a CFA charter holder

Current Public Company Directorships

—   Ridley Corporation Limited (RIC:AX)

Director Qualifications

Mr. Knudsen is qualified to serve as a director because of his operating company and finance experience, as well as his agribusiness industry network and knowledge, which provides the Board with a relevant depth of understanding of our operations.

Skills	— Industrial Mfg & Ingredient Prod — Commodity Markets/Marketing	— Strategy Development — International Business	— M&A / Partnerships — Capital Markets	— Audit / Risk / Cybersecurity — Executive Leadership

Kimberly Wagner Founder, TBGD Partners Age: 58 Director Since: 2020 Committees: Nominating and Governance (Chair), Audit

Background

—   Founder of TBGD Partners, a boutique firm providing expertise to early and mid-stage ventures in the agribusiness, food/nutrition and life sciences sectors

—   Former Venture Partner at Flagship Pioneering and President and Chief Operating Officer of CIBO Technologies, a Flagship VentureLabs company

—   Former Partner at McKinsey & Co. and a Senior Partner and Managing Director at The Boston Consulting Group, Inc.

—   Her accomplishments in client service have been acknowledged through multiple awards, including being named a Women Leader in Consulting by Consulting magazine in 2012

—   Serves on the boards of several not-for-profit organizations with agricultural, sustainability and/or educational missions and is an active member of several national and international scientific societies

—   Holds a PhD in Biological Chemistry and Molecular Pharmacology from Harvard University, a Master of Science in Animal Science from Texas A&M University, and a Bachelor of Science with distinction in Biology and Animal Science from Cornell University

Director Qualifications

Ms. Wagner is qualified to serve as a director because of her extensive agribusiness and food/nutrition experience, which provides the Board with a relevant depth of understanding of our operations.

Skills	— Industrial Mfg & Ingredient Prod — Strategy Development	— International Business — M&A / Partnerships	— Audit / Risk / Cybersecurity — Legal / Regulatory / Gov’t Rel	— Public Co / Corp Govern / ESG — Executive Leadership

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Continuing Directors with Terms Expiring in 2024

Todd Becker President and Chief Executive Officer, Green Plains Inc. Age: 56 Director Since: 2009 Committees: None

Background

—   Our President and Chief Executive Officer since January 2009

—   Served as President and Chief Executive Officer, as well as a director, of the general partner of Green Plains Partners LP since March 2015

—   Served as our President and Chief Operating Officer from October 2008 to December 2008

—   Served as Chief Executive Officer of VBV LLC from May 2007 to October 2008

—   Executive Vice President of Sales and Trading at Global Ethanol from May 2006 to May 2007

—   Worked for ten years at ConAgra Foods, Inc. in various management positions, including Vice President of International Marketing for ConAgra Trade Group and President of ConAgra Grain Canada

—   Has over 30 years of related experience in various commodity processing businesses, risk management and supply chain management, along with extensive international trading experience in agricultural markets

—   Mr. Becker has a Master’s degree in Finance from the Kelley School of Business at Indiana University and a Bachelor of Science degree in Business Administration with a Finance emphasis from the University of Kansas

Current Public Company Directorships

—   Green Plains Partners LP (GPP)

Past Public Company Directorships

—   Hillshire Brands Company

Director Qualifications

Mr. Becker is qualified to serve as a director because he provides an insider’s perspective about our business and strategic direction to Board discussions. His extensive commodity experience and leadership make him an essential member of the Board.

Skills	— Industrial Mfg & Ingredient Prod — Commodity Markets/Marketing — Strategy Development	— International Business — M&A / Partnerships — Capital Markets	— Audit / Risk / Cybersecurity — Legal / Regulatory / Gov’t Rel — Public Co / Corp Govern / ESG	— Executive Leadership — Corporate Governance

Brian Peterson President and Chief Executive Officer, Whiskey Creek Enterprises Age: 58 Director Since: 2005 Committees: Compensation (Chair)

Background

—   President and Chief Executive Officer of Whiskey Creek Enterprises

—   Served as our Executive Vice President in charge of site development from 2005 to October 2008

—   Sole founder and owner of Superior Ethanol LLC, which was acquired by us in 2006

—   For over twenty years, he has owned and operated grain farming entities which now includes acreages in Iowa, Arkansas and South Dakota

—   Built, owns and operates a cattle feedlot in northwest Iowa

—   Has a Bachelor of Science degree in Agricultural Business from Dordt College

—   Investor in several other ethanol companies

Director Qualifications Mr. Peterson is qualified to serve as a director because of his ethanol and grain industry experience, which serves as an important resource to the Board.

Skills	— Industrial Mfg & Ingredient Prod	— Commodity Markets/Marketing	— Audit / Risk / Cybersecurity	— Executive Leadership

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Alain Treuer Co-Founder, VBV LLC Age: 49 Director Since: 2008 Committees: Nominating and Governance

Background

—   Co-Founder of VBV LLC, a joint venture formed in 2006 to develop and expand ethanol production in a vertical manner in the U.S. (VBV LLC and Green Plains merged in 2008)

—   Chairman and Chief Executive Officer of Tellac Reuert Partners (TRP SA), a global investment firm, since 2005

—   Chairman and Chief Executive Officer of TIGC, a global telecommunications company that he founded in 1992 and sold in 2001

—   Has approximately 30 years of experience as an entrepreneur in various industries around the globe

—   Has a Master’s degree in Business Administration from the Graduate School of Business at Columbia University in New York, a Bachelor of Economics degree from the University of St. Gallen in Switzerland and is an active member of the Young Presidents Organization

Director Qualifications

Mr. Treuer is qualified to serve as a director because his business experiences, combined with his education and global acumen, allow him to provide unique operational insights to the Board.

Skills	— Industrial Mfg & Ingredient Prod — Commodity Markets/Marketing — Strategy Development	— International Business — M&A / Partnerships — Capital Markets	— Audit / Risk / Cybersecurity — Public Co / Corp Govern / ESG	— Executive Leadership — Corporate Governance

Board Diversity Matrix

Total Number of Directors: 9

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	–	–
Part II: Demographic Background
African American or Black	–	–	–	–
Alaskan Native or Native American	–	–	–	–
Asian	1	–	–	–
Hispanic or Latinx	–	1	–	–
Native Hawaiian or Pacific Islander	–	–	–	–
White	1	6	–	–
Two or More Races or Ethnicities	–	–	–	–
LGBTQ+	–	–	–	–
Did Not Disclose Demographic Background	–	–	–	–

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Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NASDAQ and the SEC.

The Board has a policy of considering director nominees recommended by our shareholders. A shareholder who wishes to recommend a prospective board nominee for the Nominating and Governance Committee’s consideration can write to the Nominating and Governance Committee, c/o Michelle S. Mapes, Corporate Secretary, Green Plains Inc., 1811 Aksarben Drive, Omaha, NE 68106. In addition to considering nominees recommended by shareholders, our Nominating and Governance Committee also considers prospective board nominees recommended by current directors, management and other sources. Our Nominating and Governance Committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

1. Assessment

As part of the nomination process, our Nominating and Governance Committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills.

2. Evaluation of prospective nominees

In evaluating prospective nominees, including nominees recommended by shareholders, our Nominating and Governance Committee looks for the following minimum qualifications, qualities and skills:

—  highest personal and professional ethics, integrity and values;

—  outstanding achievement in the individual’s personal career;

—  breadth of experience;

—  ability to make independent, analytical inquiries;

—  ability to contribute to a diversity of viewpoints among board members;

—  willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

—  ability to represent the total corporate interests of our Company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

3. Screening/ interview of shortlisted candidates

Candidates go through a rigorous interview process with Nominating and Goverance Committee members as well as Board leadership and CEO interviews. They are subjected to thorough background checks and complete the Company’s directors and officer’s questionnaire.

4. Decision, nomination, and onboarding

Board members who interview candidates provide their candidate reviews for consideration by the Nominating and Governance Committee. Once a candidate is elected or appointed to the Board, they partake in an extensive onboarding process with both Board members and the executive leadership of the Company.

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As set forth above, our Nominating and Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee adopted a policy in 2017 specifically addressing gender diversity whereby it resolved to ensure that when a vacancy arises on the Board, it will ensure the candidate pool always contains at least one diverse candidate specifically with respect to gender. Based on shareholder comments, the Committee evaluated ways to address gender diversity in particular, and after completing a search process, in October 2020, the Board appointed Ms. Wagner to the Board of Directors, in July 2021, the Board appointed Mr. Salinas to the Board of Directors, and in October 2021, the Board appointed Ms. Aslam to the Board of Directors.

Shareholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our Bylaws and of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a shareholder of a director nominee or other proposals.

Leadership Structure

Board Leadership

In 2021, the Board appointed a lead independent director and defined the role of the Lead Independent Director in its governance guidelines published on its website. The Board believes the addition of the lead independent director is appropriate given the Chairman’s non-independent status. The roles of the Chairman and the Lead Independent Director are as follows:

Responsibilities of the Chairman of the Board	Responsibilities of the Lead Independent Director

—     Presides at all meetings of the Board of Directors.

—     Is available, when appropriate, for consultation and direct communication with stockholders.

—     Sets the Board agenda in conjunction with the CEO and Lead Independent Director.

—     Together with the Lead Independent Director and CEO, sets the annual calendar agenda for the Board.

—     Presides at all meetings of the Board of Directors at which the Chairman is not present, including at least two executive sessions of the independent Directors.

—     Sets agenda for executive sessions.

—     Has the authority to call meetings of the Independent Directors.

—     Serve as the principal liaison between the Chairman and the Independent Directors.

—     In conjunction with Chairman and CEO, establishes meeting agendas for the Board of Directors.

—     Conjunction with Chairman and CEO, sets the annual calendar agenda for the Board of Directors.

—     Available for consultation and direct communication with stockholders, when appropriate.

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Diversity and Refreshment

Based on investor feedback and the 2017 policy of the Board focused on diversity, the Board has increased its diversity so that one-third of the Board is now diverse. Further, it has placed two of its diverse directors in Committee leadership roles. In July of 2021, it refreshed the Board with four of its prior Board members retiring or otherwise resigning to allow for the appointment of new directors who brought both age, gender and racial diversity to the Board.

AGE	DIRECTOR TENURE	GENDER DIVERSITY	RACIALLY/ ETHNICALLY DIVERSE

40s 1 50s 6 60s 2	0-4 3 5-9 1 10+ 5	Female 2 Male 7	Asian 1 Hispanic 1 Caucasian 7

Independent Directors

Under the corporate governance listing standards of the NASDAQ and our committee charters, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NASDAQ and SEC criteria and considers all relevant facts and circumstances. The Board, in coordination with its Nominating and Governance Committee, annually reviews all relevant business relationships any director nominee may have with our Company. As a result of its annual review, the Board has determined that each of its current non-employee directors, other than Messrs. Hoovestol and Knudsen, meet the independence requirements of the NASDAQ and the SEC.

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Committees of the Board

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which has a charter setting forth its responsibilities. Board members also possess key knowledge and skills as noted in the table below:

Skill	Jim Anderson	Farha Aslam	Todd Becker	Wayne Hoovestol	Ejnar Knudsen	Brian Peterson	Martin Salinas	Alain Treuer	Kimberly Wagner
Industrial Manufacturing & Ingredient Production	●	●	●		●	●		●	●
Commodity Markets / Marketing	●	●	●	●	●	●	●	●
Strategy Development	●	●	●	●	●		●	●	●
International Development	●	●	●		●			●	●
M&A / Partnerships	●	●	●	●	●		●	●	●
Capital Markets	●	●	●		●		●	●
Audit / Risk / Cybersecurity	●	●	●		●	●	●	●	●
Legal / Regulatory / Gov’t Relations	●	●	●						●
Public Company / Corp. Governance / ESG	●	●	●				●	●	●
Executive Leadership	●	●	●	●	●	●	●	●	●
Executive Compensation	●	●	●	●			●	●

The tables which follow set forth committee memberships as of the date of this proxy.

Audit Committee	Members Martin Salinas (Chair) Jim Anderson Kimberly Wagner	Meetings in 2021: 7 During each of these meetings, the Audit Committee met directly with our independent auditors. Please see page 31 of this Proxy Statement for the “Report of the Audit Committee.”

Principal Responsibilities:

—	Provide assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices, and the quality and integrity of our financial reports, as well as oversight of the Company’s information technology, including cybersecurity practices.
—	Maintain free and open means of communication between the directors, the independent auditors and our management.

The Audit Committee continued its standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the Audit Committee members and our internal auditors. The Audit Committee also meets directly with our independent auditors.

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Exchange Act, consists of directors who are independent under the rules of the NASDAQ and the SEC. Messrs. Salinas and Anderson have been determined to be audit committee financial experts as defined in Rule 407(d)(5) of Regulation S-K.

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Compensation Committee	Members Brian Peterson (Chair) Jim Anderson Farha Aslam, with Martin Salinas serving on the Committee in 2021

Meetings in 2021: 11

The Compensation Committee consists of directors who are independent under the rules of the NASDAQ and the SEC.

Please see page 53 of this Proxy Statement for the “Compensation Committee Report.”

Principal Responsibilities:

—	Establish our general compensation policy and, except as prohibited by law, may take any and all actions that the Board could take relating to compensation of directors, executive officers, employees and other parties.
—	Evaluate the performance of our executive officers.
—	Set compensation for directors and executive officers.
—	Make recommendations to the Board on adoption of compensation plans.
—	Administer our compensation plans, including choosing performance measures, setting performance targets and evaluating performance, in consultation with the Chief Executive Officer.
—	When evaluating potential compensation adjustments, the Compensation Committee solicits and considers input provided by the Chief Executive Officer relating to the individual performance and contribution to our overall performance by executive officers (other than himself) and other key employees.

As permitted by the Compensation Committee Charter, which is available on the Company’s website, the Compensation Committee retained the services of an independent compensation adviser to provide consulting services with respect to the Company’s executive compensation program. In 2021, the Compensation Committee engaged a new consultant, Pay Governance (“Pay Governance”), as its compensation adviser. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance provided advice regarding our executive compensation programs in relation to the objectives of those programs and provided information and advice on competitive compensation practices and trends, peer groups, and short term and long-term incentive plan designs. In its role as the Committee’s independent compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee, providing them with their opinions with respect to the design of current or proposed compensation programs. Pay Governance reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate their services.

Nominating and Governance Committee	Members Kim Wagner (Chair) Martin Salinas Alain Treuer	Meetings in 2021: 6 The Nominating and Governance Committee consists of directors who are independent under the rules of the NASDAQ and the SEC.

Principal Responsibilities:

—	Recommend to the Board the slate of director nominees for election to the Board.
—	Identify and recommend candidates to fill vacancies occurring between annual shareholder meetings.
—	Review and address governance items.
—	Oversight of the Company’s ESG initiatives.

The Nominating and Governance Committee has established certain broad qualifications in order to consider a proposed candidate for election to the Board. The Nominating and Governance Committee will also consider such other factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors include judgment, skill, diversity (such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

During 2021, as part of a board refreshment and diversity initiative, four board members retired or resigned. In conjunction with the efforts, the CEO recommended, and the Nominating and Governance Committee nominated Martin Salinas and Farha Aslam to join the Board. In addition, the Nominating and Governance Committee reviewed committee leadership and recommended to the Board that leadership for each of the committees be refreshed. Accordingly, in July 2021, Martin Salinas was named Chairperson of the Audit Committee and in August 2021, the Board accepted the recommendation of the Nominating and Governance Committee to name Brian Peterson as the chairperson of the Compensation Committee and Kim Wagner as chairperson for the Nominating and Governance Committee.

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Board Oversight

Risk Oversight

The Board and each of its committees are involved in overseeing risk associated with our Company.

Board	In its oversight role, the Board annually reviews our Company’s strategic plan, which addresses, among other things, the risks and opportunities facing our Company. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees.

Audit Committee

—     Acts on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements.

—     Charged with (i) inquiring of management and our Company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our Company’s policies with respect to risk assessment and risk management, including the development and maintenance of an internal audit function to provide management and the Audit Committee with ongoing assessments of our Company’s risk management processes and internal controls.

—     Has regular meetings with our Company’s management, internal auditors and independent, external auditors.

Compensation Committee	— Considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements.

Nominating and Governance Committee	— Annually reviews our Company’s corporate governance guidelines and their implementation, as well as regularly evaluates new and continuing directors for election to the Board.

Each committee provides the Board with regular, detailed reports regarding committee meetings and actions.

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Strategic Oversight

The Board is elected by the shareholders to oversee their interests in the long-term performance and success of the Company's business and financial performance. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and the Company's compliance with applicable laws and regulations and proper governance. The Board selects the Chief Executive Officer and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Oversight of Strategy	Oversight of Risk	Succession Planning
The Board oversees and monitors strategic planning.	The Board oversees risk management	The Board oversees succession planning and talent development for senior executive positions.
Business strategy is a key focus at the Board level and embedded in the work of Board committees.	Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.	The Nominating & Governance Committee, which meets regularly and reports back to the Board, has primary responsibility for developing succession plans for the CEO position.
Company management is charged with executing business strategy and provides regular performance updates to the Board.	Company management is charged with managing risk, through robust internal processes and effective internal controls.

Oversight of Strategy

Oversight of the Company's business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties.

While the Board and its committees oversee strategic planning, Company management is charged with executing the business strategy. To monitor performance against the Company's strategic goals, the Board receives regular updates and actively engages in dialogue with our Company's senior leaders. These boardroom discussions are enhanced with site visits from time to time, which provide Directors an opportunity to see strategy execution first hand.

The Board's oversight and management's execution of business strategy are viewed with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company.

Oversight of Risk

Inherent in the Board's responsibilities is an understanding of and oversight over the various risks facing the Company. The Board does not view risk in isolation. Risks are considered in virtually every business decision. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk taking is essential for the Company to be competitive and to achieve the Company's long-term strategic objectives. Effective risk oversight is an important priority of the Board. The Board undertakes to understand critical risks in the Company's business and strategy; allocate responsibilities for risk oversight among the full Board and its committees; evaluate if the Company’s risk management and control processes are sufficient and functioning properly and to facilitate open dialogue between the Board and management on all aspects of risks facing the Company.

To learn more about risks facing the Company, you can review the factors included in Part I, "Item 1A. Risk Factors" in the Form 10-K. The risks described in the Form 10- K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial based on the information known to the Company also may materially adversely affect the Company's business, financial condition or results of operations in future periods.

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Corporate Responsibility / ESG / Sustainability Oversight

Our sustainability strategy is structured around the three pillars of ESG: Environmental, Social and Governance. Extending beyond those pillars are our material topics and key areas of impact, prioritized based on a data-driven, stakeholder-oriented and forward-looking approach. The Board maintains oversight of all material ESG topics including, but not limited to climate change, GHG emissions and employee safety. The Nominating and Governance Committee of the Board holds primary oversight of ESG initiatives and strategy. The remaining committees provide oversight of certain material topics and key areas of impact. For example, our Audit Committee is responsible for information security and cyber security. The day-to-day management and identification of ESG topics, including climate change, and their impacts, risks and opportunities is the responsibility of our internal ESG work group composed of associate, management and executive level employees. Our ESG reporting is aligned with Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) standards and UN Sustainable Development Goals. Going forward, we plan to disclose how our ESG governance, strategy, risk management and metrics and targets align with the Task Force on Climate-related Financial Disclosures (TCFD).

Pillars	Material ESG Topics	Key Areas of Impact
Environmental	— Climate Change and GHG Emissions — Energy Use and Efficiency — Water Management — Biodiversity and Land Stewardship — Waste, Circularity and Environmental Compliance

—     Climate Change Strategy

o    Risks

o    Opportunities

o    Metrics and Targets

—     GHG Emissions

o    Carbon-Free Future

—     Non-GHG Emissions

o    Enterprise-Wide Air Emissions

—     Clean Energy: Renewable Corn Oil

—     Product Transportation and Infrastructure

—     Land Use Change

Social	— Workforce Equality, Diversity and Inclusion — Talent Retention and Engagement — Employee Health and Safety — Customer Health and Safety Supplier Relationships — Communities

—     Compensation and Benefits

—     Training and Career Development

—     Cardinal Rules

—     Hazards and Incident Reporting

—     Incident Tracking

—     Safety Training

—     Executive Compensation and Safety Goals

—     Occupational Health and Safety Management System

—     Quality Assurance and Quality Control

—     Suppliers and Service Providers

—     Operational Impacts

Governance	— Board Composition and Structure — Ethics and Compliance	— Board Composition and Structure o Board Diversity — ESG and Climate Change Governance o Board Oversight o Management Governance — Ethics and Compliance

More information can be found on the Sustainability section of our website.

Visit https://gpreinc.com/who-we-are/sustainability.

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Investor Engagement

We are receptive to listening to investor feedback as part of our robust shareholder engagement program. We attend numerous investor conferences throughout the year as well as participate in one-on-one investor calls. Our CEO, CFO and other members of management are available to investors. Feedback from investors is shared with the Board of Directors and the executive team at regularly scheduled meetings. Our engagement has focused on topics including our business strategy, ongoing initiatives, financial performance, and board governance and refreshment. We have incorporated feedback received through engagement with a number of our largest shareholders as well as guidelines published by shareholders and proxy advisory firms over the past year by refreshing the Board, rotating committee chairs, appointing a Lead Independent Director and finally proposing to our shareholders to begin the process of declassifying the Board.

Topics discussed with shareholders during 2021:

-	Company strategy
-	Board leadership, composition and refreshment
-	Executive compensation programs
-	Government policy
-	Economic drivers
-	Capital allocation
-	Risk management
-	Sustainability
-	Inaugural Sustainability Report
-	Supply and demand drivers for domestic ethanol industry
-	Transformation
-	Ag technology
-	Execution of capital expenditures
-	Access to capital markets
-	Market demand for key initiatives
-	Ultra-High Protein
-	Renewable Corn Oil
-	Clean Sugar Technology
-	Carbon Capture and Sequestration

WHAT WE HEARD	WHAT WE DID

—     Board composition and refreshment are important to shareholders, particularly as it pertains to diversity of individuals and perspectives.

—     Board structure and independence are important to shareholders.

—     Announced governance updates including ongoing refreshment of the Board with two new board members who add diversity.

—     Announced governance updates including: appointing a lead independent director; rotating committee chairs; enhancing the Board’s oversight and strengthening shareholder rights through various amendments; and announcing intention to declassify the Board.

—     Shareholders are interested in sustainability initiatives.

—     Allocate capital raised during 2021 to deliver on our Green Plains 2.0 Total Transformation Plan.

—     Shareholders are supportive of our strategy and managements execution to date to transform the Company to Green Plains 2.0.

—     Under the oversight of our Nominating and Governance Committee, we published our inaugural Sustainability Report in December 2021, detailing commitments to reduce our operational emissions 50% by 2030, and to be carbon neutral by 2050 while detailing our successes and initiatives in all aspects of ESG. In addition, we enhanced ESG disclosures in our Proxy.

—     Applied prudent risk management practices throughout the year to preserve capital for future execution and deployed capital to multiple MSC™ initiatives.

—     We have continued to communicate and update shareholders on our successful completion of key initiatives toward our 2024-25 Total Transformation Plan. We have been transparent in our progress and our performance to date and path to completion have been well received.

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Other Governance Principles

Code of Ethics and Other Policies

The Board updated in 2021 the Company’s Code of Ethics to which all officers, directors and employees, who for purposes of the Code of Ethics are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Ethics requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Ethics and may do so anonymously by contacting https://gpreinc.alertline.com. The Code of Ethics includes specific provisions applicable to the Company’s principal executive officer and senior financial officers. The full text of the code of ethics is published on our website in the “Investors – Corporate Governance” section.

The Board also has adopted a Related Party Policy, which addresses our Company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Ethics provides that any transaction or activity in which the Company is involved with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review and approval by our Audit Committee so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest.

Meeting Attendance and Executive Sessions

During the fiscal year ended December 31, 2021, the Board held four regular meetings and twelve special meetings. Each of our directors attended at least 85% of all meetings held by the Board and committee meetings of the Board on which the applicable director served during the fiscal year ended December 31, 2021. The Board met in executive session, without management at each meeting.

The table below shows the meeting attendance for each director in 2021:

Name	Board	Audit Committee	Compensation Committee	Nomination and Governance Committee	Overall Attendance
Wayne Hoovestol, Chairman	15 of 16	-	-	-	15 of 16 (94%)
Jim Anderson, Lead Independent Director	13 of 16	7 of 7	9 of 11	-	29 of 34 (85%)
Farha Aslam	1 of 1	-	-	-	1 of 1 (100%)
Todd Becker	16 of 16	-	-	-	16 of 16 (100%)
Ejnar Knudsen	15 of 16	-	-	-	15 of 16 (94%)
Brian Peterson	16 of 16	-	3 of 3	-	19 of 19 (100%)
Martin Salinas	8 of 8	4 of 4	3 of 3	3 of 3	18 of 18 (100%)
Alain Treuer	16 of 16	-	-	6 of 6	22 of 22 (100%)
Kimberly Wagner	16 of 16	2 of 2	-	5 of 5	23 of 23 (100%)

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Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board as a whole, or with individual directors, may direct any correspondence to the following address: c/o Corporate Secretary, Green Plains Inc., 1811 Aksarben Drive, Omaha, Nebraska 68106. All communications sent to this address will be shared with the Board, or the Board Chairman or any other specific director, if so addressed.

It is a policy of the Board to encourage, but not require, directors to attend each annual meeting of shareholders. All of our directors virtually attended our 2021 annual meeting of shareholders.

Prohibition on Short-Term and Speculative Trading and Pledging

Our directors and each officer who is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan. In 2021, the Board eliminated all exceptions to pledging shares and no director or officer is permitted any exception for the pledge of shares going forward.

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Compensation of Directors

Upon the recommendation of the Compensation Committee, we compensate our non-employee directors through a retainer structure for knowledge of us and the industry in which we operate, serving in a stewardship role, preparing for and attending Board and committee meetings, and serving as a committee Chairman. During 2021, each non-employee director was paid a cash retainer of $75,000 for serving on the Board, including serving on Board committees. In addition, the Chairman of the Board received a $20,000 retainer, the Audit Committee Chairman received a $20,000 retainer, the Compensation Committee Chairman received a $10,000 retainer and the Nominating and Governance Committee Chairman received a $4,000 retainer. Additionally, annual individual restricted stock grants were awarded equal to $125,000 in value, as measured on the date of grant. Board members are also reimbursed for travel and other business-related expenses. The Board has adopted stock ownership guidelines for its directors at five times their annual cash retainer, or $375,000.

The Compensation Committee retained Pearl Meyer, an independent consultant, during 2016 to evaluate our non-employee director compensation program and provide recommendations for appropriate changes, if any, to achieve market-competitiveness and consistency with recognized corporate governance best practices. With an objective that total compensation for all non-employee directors would be awarded within a range of the 50th to 75th percentile of industry compensation defined by our peer group analysis and other methodologies consistent with industry practice, in 2016, the Board approved an increase in the annual individual restricted stock grants from $100,000 to $125,000.

On May 7, 2021, the Company’s non-employee directors each received a grant of 4,505 shares of restricted stock with an award value of $125,000 pursuant to the 2019 Equity Incentive Plan, as amended. The award vests and shares of Common Stock are issued after one year. Incoming directors, Mr. Salinas and Ms. Aslam received prorated awards based on when they joined the Board in 2021.

As an employee, Mr. Becker does not receive director compensation. See Summary Compensation Table for information on his compensation.

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each outside director during the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Wayne Hoovestol, Chairman	95,000	125,000	-	-	220,000
Jim Anderson	75,000	125,000	-	-	200,000
Farha Aslam (2)	13,655	66,114	-	-	79,769
James Crowley (3)	129,226	125,000	-	-	254,226
Gene Edwards (3)	102,021	125,000	-	-	227,021
Gordon Glade (3)	102,021	125,000	-	-	227,021
Ejnar Knudsen	75,000	125,000	-	-	200,000
Thomas Manuel (3)	102,021	125,000	-	-	227,021
Brian Peterson	82,250	125,000	-	-	207,250
Martin Salinas (4)	46,046	97,616	-	-	143,662
Alain Treuer	81,250	125,000	-	-	206,250
Kimberly Wagner	77,000	125,000	-	-	202,000
(1)	Amounts for “Stock Awards” reflect the aggregate grant date fair value of annual restricted stock grants pursuant to the Plan computed in accordance with ASC 718. On May 7, 2021, our non-employee directors, received a grant of restricted stock with an award value of $125,000, or 4,505 shares of restricted stock, all of which were outstanding as of December 31, 2021. This grant represents noncash compensation for Board service for the year following that date.
(2)	Ms. Aslam was appointed to the Board on October 26, 2021, and as such fees earned represent the period of October 26, 2021 to December 31, 2021. A pro-rated stock award of 1,836 shares was granted on October 26, 2021 in respect of the period from October 26, 2021 through May 7, 2022.
(3)	On July 23, 2021, Mr. Crowley retired from the Board. On July 26, 2021, Mr. Glade resigned from the Board and Mr. Manuel retired from the Board. On August 23, 2021, Mr. Edwards retired from Board. At that time, each board member received the remaining portion of board fees through the remainder of their elected term and the stock awards outlined above vested.
(4)	Mr. Salinas was appointed to the Board on July 26, 2021 and as such fees earned represent the period of July 26, 2021 to December 31, 2021. A pro-rated stock award of 2,827 shares was granted on July 26, 2021 in respect of the period from July 26, 2021 through May 7, 2022.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors with those of our shareholders, by requiring a minimum investment in company Common Stock of 5x of their annual cash retainer.

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Audit Matters

Proposal 2

Ratification of Company’s Auditors

The ratification of the selection of KPMG as the Company’s independent auditors for the 2022 fiscal year must be approved by a majority of the votes cast by shares of Common Stock present or represented at the Annual Meeting. Unless otherwise directed by the shareholders, proxies received in response to this solicitation by the Board will be voted for approval of the selection of KPMG to serve as the Company’s independent auditors for the 2022 fiscal year.

The Board recommends that stockholders vote “FOR” the ratification of KPMG as our independent auditor for the 2022 fiscal year as set forth in Proposal 2.

The Board has assessed the performance and independence of KPMG LLP (KPMG) and recommends that KPMG be re-appointed as the Company’s auditors for the fiscal year ending December 31, 2022. KPMG has served continuously as our auditor since 2009. In determining whether to recommend the re-appointment of KPMG as the Company’s independent auditor, the Audit Committee considered various factors, including: KPMG’s performance on prior audits, and the quality and efficiency of the services provided by KPMG; an assessment of the firm’s professional qualifications, resources and expertise; KPMG’s knowledge of the Company’s business and industry; the quality of the Audit Committee’s ongoing communications with KPMG and of the firm’s relationship with the Audit Committee and company management; KPMG’s independence; the length of time the firm has served in this role; the impact on the Company of changing auditors; and data on audit quality and performance, including recent PCAOB reports on KPMG and peer firms. Considered together, these factors enable the Audit Committee to evaluate whether the selection of KPMG as the Company’s independent auditor, and the retention of KPMG to perform other services, will contribute to and enhance audit quality. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interest of our shareholders. Accordingly, the Audit Committee has recommended, subject to ratification by the stockholders that KPMG serve as the Company’s independent auditors for the fiscal year ending December 31, 2022. Representatives from KPMG are expected to be present virtually at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Independence of Auditors

We have adopted policies and procedures for pre-approval of all audit and non-audit services to be provided by our independent auditor. It is our policy that the Audit Committee pre-approve all audit, tax and other non-audit services. A proposal for audit or non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of the independent auditor are also required.

All of the services provided by KPMG during 2021 and 2020 were approved in advance by our Audit Committee. The Audit Committee has considered whether the provision of the services performed by our principal accountant is compatible with maintaining the principal accountant’s independence.

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Auditors’ Fees

For the years ended December 31, 2021 and 2020, KPMG LLP was our independent auditor. The following table sets forth aggregate fees billed to us, including fees related to services rendered for GPP, for professional services rendered by KPMG for the years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees	$2,709,086	$2,231,843
Audit Related Fees	–	–
Tax Fees	89,817	43,494
All Other Fees	–	–
Total	$2,798,903	$2,275,337

Audit Fees. Audit fees were for professional services rendered for the annual audit of our consolidated financial statements, quarterly reviews of our consolidated financial statements, reviews of our other filings with the SEC such as the capital raise in 2021, and other fees that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees are for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements, other than those previously reported under audit fees. There were no audit-related fees billed by KPMG in 2021 or 2020.

Tax Fees. Tax fees are for professional services, approved by the Audit Committee in advance, rendered for tax compliance, tax advice and tax planning.

All Other Fees. All other fees include other products and services that are not otherwise disclosed. There were no other fees billed by KPMG in 2021 or 2020.

Audit Committee Report

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Salinas (Chairman) and Anderson, and Ms. Wagner, each of whom is independent under the rules of the NASDAQ and the SEC. Messrs. Salinas and Anderson, and Ms. Wagner have been determined to be audit committee financial experts as defined in Rule 407(d)(5) of Regulation S-K.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s internal control over financial reporting and an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2021, which has primary responsibility for the financial statements. KPMG, the Company’s independent auditor for the year ended December 31, 2021, is responsible for expressing an opinion as to whether the Company’s audited consolidated financial statements are presented fairly in all material respects in conformity with generally accepted accounting principles. The Audit Committee met with KPMG and company management to discuss the Company’s financial reports. The Audit Committee discussed with KPMG the matters required to be discussed by AS 1301 Communication with Audit Committees, as may be modified or supplemented. Additionally, the Audit Committee received the written disclosures and the letter from KPMG required to be delivered to them under the applicable requirements of the Public Company Oversight Board regarding communications concerning independence, and the Audit Committee considered whether KPMG maintained its independence during the year ended December 31, 2021. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s report on Form 10-K for the year ended on December 31, 2021.

Respectfully submitted,

Martin Salinas, Chairman
Jim Anderson
Kimberly Wagner

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Executive Officers

Our executive officers, their ages and their positions as of March 10, 2022 are as follows. Our executive officers serve at the discretion of the Board. All of the executive officers listed serve the general partner of Green Plains Partners LP in the same capacity as noted below. Messrs. Becker and Simpkins and Ms. Mapes also serve as directors of the general partner of GPP.

Todd A. Becker, 56 President and Chief Executive Officer (and Director)
—	Biographical information for Todd Becker, who also serves as one of our directors, is provided on Page 16 of this Proxy Statement.
G. Patrich Simpkins Jr., 60 Chief Financial Officer

—    Chief Financial Officer since May 2019

—    Board member GPP since June 2015

—    Chief Development Officer from October 2014 to May 2019

—    Chief Risk Officer from October 2014 to October 2016

—    Executive Vice President – Finance and Treasurer from May 2012 to October 2014

—    Managing Partner of GPS Capital Partners, LLC, a capital advisory firm serving global energy and commodity clients, from 2008 to 2011

—   Chief Operating Officer and Chief Financial Officer of SensorLogic, Inc. from 2005 to 2008

—   Executive Vice President and Global Chief Risk Officer of TXU Corporation from 2001 to 2004

—   Served in senior financial and commercial executive roles with Duke Energy Corporation, Louis Dreyfus Energy, MEAG Power Company and MCI Communications

—   Has a Bachelor of Business Administration degree in Economics and Marketing from the University of Kentucky

Paul E. Kolomaya, 56 Chief Accounting Officer

—    Chief Accounting Officer since May 2019

—    Executive Vice President – Commodity Finance since February 2012

—    Vice President – Commodity Finance from August 2008 to 2012

—     Employed by ConAgra Foods, Inc. from March 1997 to August 2008 in a variety of senior finance and accounting capacities, both domestic and international

—    Employed by Arthur Andersen & Co. in both the audit and business consulting practices from 1987 to 1992 and 1995 to 1997

—    Holds chartered accountant and certified public accountant certifications and has a Bachelor of Commerce (Honours) degree from the University of Manitoba

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Michelle S. Mapes, 55 Chief Legal and Administration Officer and Corporate Secretary

—    Chief Legal and Administration Officer and Corporate Secretary since January 2018

—    Executive Vice President – General Counsel and Corporate Secretary since November 2009 — General Counsel from September 2009 to 2018

—    Partner at Husch Blackwell LLP from 2006 to 2009, where she focused her legal practice almost exclusively in renewable energy

—    Chief Administrative Officer and General Counsel for HDM Corporation from 2005 to 2006

—    Senior Vice President – Corporate Services and General Counsel for Farm Credit Services of America from 2000 to 2005

—    Holds a Juris Doctorate, a Master’s degree in Business Administration and a Bachelor of Science degree in Accounting and Finance, all from the University of Nebraska – Lincoln

Negil L. McPherson Jr, 58 Chief People Officer

—    Chief People Officer since June 2021

—    Leader in the Learning and Organizational Development and Project Management office teams at HDR, a leading architecture/engineering/consulting firm from 1999 to 2021

—   An educator and administrator with Omaha Public Schools and served as a guest instructor at the University of Nebraska at Lincoln

—   Has both a Master of Business Administration degree and a Bachelor of Science degree from the University of Nebraska Omaha

Chris G. Osowski, 43 Executive Vice President – Operations and Technology

—    Executive Vice President – Operations and Technology since January 2022

—    Vice President Global Technology at ADM from August 2020 to December 2021

—    General Director, Aston Startch Products, an ADM joint venture in Moscow, from July 2018 to August 2020

—    Director – India Operations, New Delhi at ADM from February 2015 to February 2017

—    Held several other senior level positions at ADM from August 2013 to January 2015

—    Held several senior level positions at Tate & Lyle from August 2008 to August 2013

—    Production Support Manager at Renewable Energy Group from March 2007 to August 2008

—    Technical Manager at Poet from September 2003 to March 2007

—    Has a Master of Business Administration degree from Minnesota State University and a Bachelor of Science degree in Agriculture and Biosystems Engineering from North Dakota State University

Leslie van der Meulen, 44 Executive Vice President – Product Marketing and Innovation

— Executive Vice President – Product Marketing and Innovation since May 2021 — Responsible for the Company’s wholly owned-subsidiary Optimal Aquafeed

—    Held various roles with the Company since 2013, focusing on innovative ingredient solutions for aquaculture

—    Has 20+ years of experience in the global marketing and sales of value-added products, focused on both human and animal nutrition

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Executive Compensation

Proposal 3

Advisory Vote to Approve Executive Compensation

The say on pay vote is advisory and therefore not binding on our Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

The Board recommends that stockholders vote “FOR” our executive compensation plan set forth in Proposal 3.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure, commonly known as a “say on pay” proposal. At our 2017 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our Company will hold this advisory vote on the compensation of our named executive officers each year.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 35, for a more detailed discussion of our executive compensation program, including information about fiscal year 2021 compensation of our NEOs.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This say on pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting.

Approval of the above resolution requires the affirmative vote of a majority of the outstanding shares of the Common Stock of the Company present in person (online) or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, and therefore such broker “non-votes” will have no effect on the outcome.

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Compensation Discussion and Analysis

The following discussion and analysis contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our Company’s compensation programs and are not statements of management’s expectations or estimates of results or other guidance.

35 Executive Overview 35 Compensation Program Objectives and Philosophy 39 Roles of Compensation Committee, Management and Independent Consultants	42 Use of Peer Companies in Setting Executive Compensation and Measuring Performance 44 Mix of Salary and Incentive Awards (At Target) 45 Components of Fiscal 2021 Executive Compensation Program

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the Compensation Committee’s approach in deciding fiscal 2021 compensation for our named executive officers (NEOs):

Todd A.	G. Patrich	Paul E.	Michelle S.	Leslie van der
Becker	Simpkins Jr.	Kolomaya	Mapes	Meulen
President and Chief Executive Officer (and Director)	Chief Financial Officer	Chief Accounting Officer	Chief Legal and Administration Officer and Corporate Secretary	Executive Vice President - Product Marketing and Innovation

Executive Overview

The NEOs’ payouts under the 2021 annual incentive program considered the Company’s financial results, safety performance, achievement of key strategic initiatives and individual performance in 2021. As described further in the CD&A, the executive compensation program, through the use of equity-based awards, aligns the NEOs’ realizable compensation with the performance of our stock price.

Compensation Objectives and Philosophy

Our Compensation Committee has designed our executive compensation program to deliver pay that reflects corporate, business unit and individual performance that also aligns with the transformation plans of the Company for the creation of long-term value for our shareholders. As part of our compensation philosophy, we pay executive salaries that are lower than our competitors, with more compensation “at-risk” through long-term equity awards and annual cash incentive awards. Our annual cash incentive plan provides an incentive to achieve financial and operational performance aligned with our business plan and the long-term strategy.

35

Our Core Compensation Principles

Competitive and Market Based: We attract and retain superior employees through an executive compensation program designed to provide a mix of base salary, target annual cash incentive awards and target LTIP award values that are aligned with the Company’s transformation plans and are competitive with the target compensation levels offered by our Pay Levels Peer Group.

Balanced Short- and Long-Term Focus: We reward achievement of specific goals through our annual incentive award and LTIP awards, with approximately 84% of CEO 2021 annual target total compensation in incentive compensation and on average, approximately 68% of all other NEOs 2021 annual target compensation in incentive compensation at risk.

Alignment with Shareholders: Our short and long-term awards are based on the transformational initiatives of the Company necessary to build shareholder value and are coupled with robust stock ownership guidelines. We further review our annual say on pay results from our shareholders in assessing our pay structures.

Pay For Performance: We reward performance with quantifiable financial and operating initiatives, with sufficiently challenging upside opportunities on annual and long-term incentive compensation for exceeding target goals, balanced with reductions from target opportunities for performance below target goals. We tie payouts under the annual incentive plan to key financial objectives, as well as strategic, operational and individual performance, to focus executives on areas over which they have the most direct impact, while continuing to motivate decision-making that is in the best interests of our Company as a whole based on quantifiable performance goals established by the committee, with payouts determined after the committee reviews and certifies performance results. Performance awards, which comprise 50% of all long-term awards, are tied to three-year, forward looking performance with vesting based on actual performance measured against performance goals established at the beginning of the performance period.

Pay for Performance

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance primarily based on the following three factors, which in turn are expected to align executive pay with returns to shareholders over time:

—	Transformation of our Company, intended to create a platform delivering the stability of our Company’s earnings;
—	Achievement of key financial, operational and strategic objectives; and
—	The performance of our common stock.

The committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to shareholders and creating a growth-oriented, long-term value proposition for our shareholders.

Executive Compensation Highlights

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A large portion of total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. See charts on pages 45 for more information regarding the target annual compensation mix for our CEO and other NEOs.

ONGOING MONITORING OF COMPENSATION BEST PRACTICES AND PROGRAMS IN A DYNAMIC ENVIRONMENT—OVERVIEW

Our Company has undergone diversification in the business over the last several years. As a result, and in response to our 2017 say on pay vote, the committee conducted an in-depth analysis of our compensation and governance practices, including an enhanced shareholder outreach process and a thorough review of all aspects of our compensation strategies and program. This analysis resulted in significant changes to our compensation programs for fiscal 2018 (discussed under Compensation Program Improvements at page 40).

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FISCAL 2021 COMPENSATION ACTIONS AT A GLANCE

The following summarizes the key compensation decisions for the NEOs for fiscal 2021:

Base salary: The annual rate of base salaries of the CEO and other NEOs were adjusted in 2021 to reflect ever changing market conditions.

Annual Incentive Bonus: For fiscal 2021, the Compensation Committee awarded annual bonuses ranging from 80% to 104% of each NEO’s target bonus. In addition, the Compensation Committee awarded a discretionary bonus to Messrs. Simpkins and Cronin in view of the Company’s performance in 2020, the Company’s progress as we transform to Green Plains 2.0 and each of the executive’s significant contributions to our achievements. See the section entitled Annual Incentive Compensation for a complete discussion of our performance measures, targets and performance for 2021 and annual bonuses awarded by the Committee for the year.

Long-Term Incentive Awards: In February 2021, each of the NEOs was granted a combination of PSUs and RSAs that cliff vest on the third anniversary of the grant date. Moreover, the PSUs granted in February 2021 are subject to performance goals aligned with the Company’s strategic objectives and shareholder interests.

These compensation decisions are discussed in more detail in this Compensation Discussion and Analysis and shown in the Summary Compensation Table and Grants of Plan-Based Awards Table that follows.

2021 Performance Highlights

—	Announced the acquisition of a majority interest in Fluid Quip Technologies, LLC, which capitalizes on the core strengths of each company to develop and implement proven, value-added agriculture, food and industrial biotechnology systems and rapidly expand installation and production of Ultra-High Protein across Green Plains facilities, as well as offer these technologies to partnering biofuel facilities;
—	Became an initial investor and anchor shipper on the Summit Carbon Solutions pipeline, with our eight western corn belt plants committing approx. 1.9 million tons of carbon per year;
—	Began batch operations for the clean sugar project at the Innovation Center at York, Nebraska, producing dextrose to target applications in renewable chemicals and synthetic biology;
—	Successfully launched the Ultra-High Protein production at Wood River, and broke ground on three additional locations;
—	Two successful capital raises as well as a convertible note offering, resulting in cash and cash equivalents to fully fund our protein initiatives; and
—	Announced governance updates including: appointing a lead independent director; ongoing refreshment of the Board with two new board members who add diversity; rotating committee chairs; enhancing the Board’s oversight and strengthening shareholder rights through various amendments; and announcing intention to declassify the Board.

The following chart outlines total shareholder return over the three-year period ended February 19, 2022:

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Compensation Best Practices

In response to say on pay votes, best practices and investor input, we have implemented the following:

✓    Special awards may be made to compensate new hires for equity they forfeit at their former employer or for targeted retention for critical and at risk executives.

✓    One-half of annual awards to executive officers under the LTIP is in the form of performance share units (PSUs) which vest based on the attainment of pre-established performance goals aligned to the long-term strategies of the Company.

✓    We have a forward-looking performance measurement for our LTIP, with PSUs earned at the end of a three-year performance period.

✓    We adopt a compensation recovery (clawback) policy to allow the Board to recover annual or long-term incentive awards in connection with a material financial restatement resulting from executive misconduct.

✓    We adopt separate metrics for our annual incentive bonus and LTIP programs.

✓    We have stock ownership guidelines and we have always prohibited stock pledging, as well as hedging, transactions, for executive officers.

How We Make Compensation Decisions

Overview/Philosophy

The committee has designed our executive compensation program to serve several key objectives. In the chart below, we have summarized how the executive compensation program supports these executive compensation program objectives.

OBJECTIVE	PROGRAM DESIGN

Attract and retain

superior employees in key positions, with compensation opportunities that are competitive relative to the compensation offered to similarly-situated executives at companies similar to us.

— Designed the executive compensation program to provide a mix of base salary, target annual cash incentive awards and target LTIP award values that are aligned with the program’s principles and objectives and are competitive with the target compensation levels offered by our Pay Levels Peer Group.
Reward the achievement of specific annual, long-term and strategic goals.

—     Provided approximately 84% of CEO 2021 annual target total compensation in incentive compensation and on average, approximately 68% of all other NEOs annual target compensation at risk, incentive compensation.

—     Provided sufficiently challenging upside opportunities on annual and long-term incentive compensation for exceeding target goals, balanced with reductions from target opportunities for performance below target goals.

—     Tied payouts under the annual incentive plan to key financial objectives, as well as strategic, operational and individual performance, to focus executives on areas over which they have the most direct impact, while continuing to motivate decision-making that is in the best interests of our Company as a whole.

—     Based annual incentive awards primarily on quantifiable performance goals established by the committee, with payouts determined after the committee reviews and certifies performance results.

—     PSUs granted as part of LTIP are tied to three-year, forward looking performance with vesting based on actual performance measured against performance goals established at the beginning of the performance period.

Align the interests

of our NEOs with those of our shareholders by rewarding strong company performance through the use of equity-based awards and a share ownership and retention policy, with the ultimate objective of improving shareholder value over time.

—    Tied payout of PSUs granted to our NEOs as part of LTIP to three-year, forward-looking performance based on performance goals consistent with the Company’s objectives.

—     Robust stock ownership guidelines.

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Roles and Responsibilities

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NASDAQ. The committee:

—	oversees our various compensation plans and programs and makes appropriate design decisions;
—	retains responsibility for monitoring our executive compensation plans and programs to ensure that they continue to adhere to our Company’s compensation philosophy and objectives; and
—	determines the appropriate compensation levels for all executives, including the NEOs.

The committee meets on a regular basis and has an executive session without members of management present at each regular committee meeting. The committee’s duties and responsibilities are described in its charter, which can be found on our website at http://investor.gpreinc.com/corporate-governance. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee engages an independent compensation consultant to advise it on the design of our executive compensation program. The committee engaged Pay Governance to advise it in connection with the executive compensation program design in the latter half of 2021, with Meridian serving as the compensation consultant prior to that time since 2017. To determine the appropriate compensation levels, the committee considers, in conjunction with recommendations from its independent compensation consultant:

—	Total compensation paid to the NEOs;
—	Our Company’s long-term and short-term incentive program design and alignment with strategic and financial objectives;
—	Our Company’s performance, the industry in which we operate, the current operating environment, our relative total shareholder return performance and market compensation for similarly-situated executives; and
—	How to balance short-term and long-term compensation to provide fair near-term compensation, to align executive pay with long-term shareholder value, and to avoid structures that would encourage excessive risk taking.

The committee periodically reviews our executive compensation program to ensure that it remains competitive and provides the proper balance between cash and equity, and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of the compensation program ensures continuing alignment of the elements of the compensation program with our Company’s business strategy and shareholder interests. During this process, the committee:

—	Evaluates the design of our compensation program to align pay and performance;
—	Evaluates the executive compensation program to ensure a continued nexus between executive compensation and the creation of shareholder value;
—	Seeks to ensure that our Company’s compensation programs remain competitive, including comparing the total direct compensation paid by our Company with that of our Pay Levels Peer Group;
—	Considers feedback received from our shareholders;
—	Consults as needed with its independent compensation consultant to review and refine the elements of our compensation programs to ensure that our executive compensation meets our stated objectives and is consistent with the Company’s compensation philosophy; and
—	Takes into consideration appropriate corporate transactions, if any, and the resulting impact on the size and complexity of our Company’s business.

In addition to its responsibilities for executive compensation plans and programs, the committee also evaluates and makes recommendations to the Board regarding our management and director compensation plans, policies and programs, and reviews benefit plans for management and other employees.

Role of Chief Executive Officer

The committee evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis, reviews the performance of his direct reports, which include each of the NEOs other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and incentive award amounts, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the NEOs.

Use of an Independent Compensation Consultant

The Compensation Committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation. In 2017, the committee engaged Meridian, an independent executive compensation consulting firm. In 2021, with the change of the chairmanship of the Committee, the Committee chose to engage Pay Governance as the independent executive compensation consulting firm, to provide advice on peer groups, executive compensation benchmarking and our short-term and long-term executive compensation program design.

Pay Governance is engaged directly by, and is fully accountable to, the committee and does not provide advice to management. The committee has determined that Pay Governance is independent based on the independence factors provided by the SEC and the NASDAQ.

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Consideration of Say-On-Pay Vote

At our 2017 annual meeting, 76% of our shareholders approved our say on pay proposal. While we were gratified by the passing vote, we recognized that the approval percentage was not at a level we deemed acceptable. As a result, management engaged with two proxy advisory firms and the feedback received was strongly supportive of the changes to our executive compensation program that had been made for 2017. The committee, with input from its independent compensation consultant, further considered the 2017 vote results and current market practices and introduced additional changes for 2018.

At our 2021 annual meeting, our shareholders approved our NEOs’ compensation, with approximately 88% of the votes cast in favor of our say on pay proposal.

The committee and the Board value input from our shareholders and will carefully consider the results of the say on pay vote, and will continue to seek direct feedback from shareholders.

Compensation Program Improvements

In response to the results of previous say on pay votes and shareholder and proxy advisor feedback, our NEO compensation program was significantly amended to enhance alignment between executive compensation and the interests of our shareholders, as follows:

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SIGNIFICANT ACTIONS TAKEN IN RESPONSE TO SAY ON PAY VOTES AND INVESTOR FEEDBACK

WHAT WE HEARD	ACTIONS TAKEN	EFFECTIVE STARTING
Special Awards
✓ Special awards should be reserved for limited circumstances	✓ Special awards may be made to compensate new hires for equity they forfeit at their former employer or for targeted retention for critical and at-risk executives. Where special performance-based or retention awards are granted, they will generally vest over a longer period of time.	FY 2018
Plan Design
✓ A meaningful portion of the executive officers’ LTIP should vest based on performance	✓ Beginning in 2018, one-half of annual awards to executive officers under the LTIP will be in the form of performance share units (PSUs) which vest based on the attainment of pre-established performance goals.	FY 2018
✓ Market preference toward forward-looking performance measurement for LTIP	✓ We have shifted from a backward-looking/trailing performance measurement to a forward-looking performance measurement for our LTIP, with PSUs earned at the end of a three-year performance period. The 2018 and 2019 PSUs vest 50% based on total shareholder return relative to a performance peer group and 50% based on the Company’s return on net assets (RONA). The 2020 PSUs vest based on achievement of key long-term measures associated with the transformation to Green Plains 2.0.	FY 2018
✓ Eliminate excise tax gross-up provisions	✓ Mr. Becker agreed to an amendment to his employment agreement to eliminate the excise tax gross-up provision regarding change in control benefits that had been in his agreement for a number of years.	FY 2018
✓ Adopt a clawback policy	✓ We adopted a compensation recovery (clawback) policy to allow the Board to recover annual or long-term incentive awards in connection with a material financial restatement resulting from executive misconduct.	FY 2018
✓ Market preference toward consideration of total shareholder return (TSR) in incentive payouts	✓ We granted PSUs in 2018 and 2019, which utilize a relative TSR measure, weighted 50%, to further align our NEOs’ interests with shareholder interests and expectations.	FY 2018
✓ Separate metrics in incentive plans	✓ We adopted separate metrics for our annual incentive bonus and LTIP programs.	FY 2018
✓ Peer group update	✓ We re-evaluated our compensation benchmarking peer group to better align with our Company following the completion of acquisitions and business evolution and introduced a new performance peer group for use with PSU awards.	FY 2016, FY 2018, FY 2020 and FY2021
✓ Stock ownership guidelines and Pledging Policy	✓ We have stock ownership guidelines and we have always prohibited stock pledging, as well as hedging, transactions, and any Board members granted an exception were revoked in 2021. No future exceptions will be allowed.	FY 2011: FY2021
CEO Compensation
✓ Concern with level of CEO target and maximum bonus opportunity	✓ We moved towards a more typical compensation mix beginning in 2018, increasing the CEO’s base salary, but maintaining a below market median salary and reducing his target annual incentive to 200% of salary and maximum annual incentive to 1.5x the target bonus.	FY 2018
Proxy Design
✓ Provide an executive summary in the Proxy Statement and discuss responsiveness to shareholder feedback

✓   We have improved our proxy disclosures by including a proxy summary and an executive summary at the beginning of the Compensation Discussion and Analysis section of the Proxy Statement.

✓   We have expanded disclosures on our shareholder input, practices, governance and ESG matters.

✓   Re-designed the proxy layout to be more consistent with best practices and more user friendly.

FY 2017 and FY 2022

Use of Peer Companies in Setting Executive Compensation and Measuring Performance

Purpose

The committee uses peer groups for the following purposes:

—      To assess executive compensation opportunities and competitive compensation (the “Pay Levels Peer Group”); and

—      For the 2018 and 2019 LTI awards, to assess the Company’s long-term performance, and in particular, to assess relative total shareholder return for purposes of determining payouts for a portion of the PSU awards (the “Performance Peer Group”).

As discussed in more detail below, our Company has a unique product offering that makes it difficult to establish a group of peer companies for evaluating the competitiveness of our NEOs’ compensation opportunities and for measuring our relative business performance. In particular with the Company’s transformation, it continues to be challenging to identify appropriate peers for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (GICS) codes, as many of the companies in those GICS codes that are of roughly similar size are exclusively energy focused, or manufacture, market, and distribute food for human consumption. These latter companies typically use agricultural commodities as ingredients in their products, and as a result these companies would typically experience reduced performance when these commodity prices rise. In contrast, our products are not generally for human consumption and our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our Company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes.

The Compensation Committee, in consultation with Pay Governance, updated the selected companies for the Pay Levels Peer Group, from the prior work completed by the prior consultant Meridian. The Pay Levels Peer Group has one or more of the following characteristics: (i) similar in size and financial performance to us, in particular market capitalization (ii) within a relevant industry group (including companies engaged in the production of ethanol, alternative fuels or gasoline oxygenates as well as the marketing and distribution of such fuels and increasingly so, companies engaged in the processing of agriculture products and or in specialty chemicals), (iii) considered competitors to us according to analysts and advisory firms and other selection criteria. The composition of the peer group is periodically reviewed and, if appropriate, updated to ensure continued relevancy and to account for mergers, acquisitions, divestitures or other business-related changes that may occur.

The committee believes that it is appropriate to use companies that are generally similar in size to our Company for pay comparisons.

The committee uses competitive pay information derived from the Pay Levels Peer Group to generally inform its compensation decisions but does not formulaically benchmark based on this data. The committee generally sets target levels of annual total direct compensation for the NEOs within a competitive range of the market median at the Pay Levels Peer Group. The committee considers each executive’s experience, responsibilities, performance and internal equity when setting compensation opportunities. Where company performance is strong, executives have the opportunity to earn above median compensation. Where company performance is weaker, compensation will be below the market median.

Performance Peer Group

To better reflect the Company’s operating segments and the companies we compete with for employee talent and capital, the Performance Peer Group was established for purposes of evaluating our performance under the 2019 PSU awards. In selecting the Performance Peer Group constituents, the Committee considered the following criteria: (i) industry, (ii) business operations similar to those of the Company, focused on production of feed ingredients, biofuels, and biofuel feedstocks, (iii) the extent to which operations were global, (iv) company size, as measured by revenues and market capitalization, and (v) availability of publicly-disclosed financial information.

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Peer Companies

The following companies comprised the Pay Levels Peer Group used to inform 2021 pay decisions.

Pay Levels Peer Group	Peer Companies	Performance Peer Group

Amyris, Inc.

Clean Energy Fuels Corporation

CVR Energy, Inc.

Denbury Resources Inc.

H.B. Fuller Company

Ingredion Incorporated

Koppers Holdings Inc.

New Market Corporation

Par Pacific Holdings, Inc.

Talos Energy Inc.

Darling Ingredients Inc. Delek US Holdings, Inc. Renewable Energy Group The Andersons, Inc.

Apache Corporation

Archer-Daniels-Midland

Alto Ingredients, Inc. (1)

Bunge Limited

ConocoPhillips

Darling Ingredients Inc.

Delek US Holdings, Inc.

Devon Energy Corporation

EOG Resources Inc.

Forum Energy Technologies

Halliburton Company

Helmerich & Payne, Inc.

Hess Corporation

Marathon Oil

Matador Resources

Methanex Corporation

MGP Ingredients, Inc.

Murphy Oil Corporation

Nabors Industries Ltd.

Oasis Petroleum Inc.

Patterson-UTI Energy

Renewable Energy Group

REX American Resources

SM Energy Company

SunOpta Inc.

Superior Energy Services

The Andersons, Inc.

Valero Energy

Westlake Chemical

Whiting Petroleum

(1)	In January 2021, Pacific Ethanol, Inc changed its name to Alto Ingredients, Inc.

Components of Our Compensation Programs

The following charts illustrate the mix of total direct compensation elements for our NEOs at target performance. These charts demonstrate our executive compensation program’s focus on variable, performance-based cash and equity-based compensation through long-term equity awards and annual cash incentive awards.

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Executive Compensation Snapshot

The following chart illustrates the mix of total direct compensation elements for our CEO at target performance.

CEO	Avg. Other NEOs

	FIXED		VARIABLE
LONG-TERM INCENTIVE
	BASE SALARY	ANNUAL INCENTIVE	RSAs	PSUs
CEO TARGET PAY MIX
NEO TARGET PAY MIX

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Base Salary

Our Company provides NEOs with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for NEOs are determined for each executive based on the executive’s position and responsibility by using market data supplied by the committee’s independent compensation consultant. Base salary is designed to be competitive when compared with similar positions within the Pay Levels Peer Group. The committee periodically reviews base salaries of senior executives, including the NEOs, to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustments may be made based on individual performance and the individual’s skills, experience and background.

The compensation environment shifted dramatically in 2021 with increased pressure on compensation at all levels of the Company. The Company instituted widespread salary increases in the summer of 2021. The Compensation Committee, in consultation with its independent compensation consultant, Pay Governance, evaluated the base salaries of its key executives based on market data in the third quarter of 2021. Such analysis led the Committee to make adjustments in September 2021 as set forth in the chart below.

The chart below summarizes the annual base salary of our NEOs for fiscal 2021 and 2020.

Name	Fiscal 2020 Annual Salary	Fiscal 2021 Annual Salary	Percentage Increase
Mr. Becker	$700,000	$800,000	14%
Mr. Simpkins	$400,000	$450,000	13%
Mr. Cronin (1)	$300,000	$300,000	0%
Mr. Kolomaya	$280,000	$320,000	14%
Ms. Mapes	$350,000	$420,000	20%
Mr. van der Meulen (2)	-	$360,000	N/A
(1)	Mr. Cronin resigned his position on July 30, 2021.
(2)	Comparative results are not provided as 2021 is Mr. van der Meulen’s first year as a NEO.

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Annual Incentive Compensation

Overview

To motivate performance and reward the achievement of critical objectives, each of our NEOs was provided with an annual incentive award opportunity for fiscal 2021.

The annual incentive program advances our pay-for-performance philosophy by providing participants with annual bonus opportunities linked to the achievement of specific performance goals. The annual incentive program is designed to:

—	Reinforce the Company’s goal-setting and strategic planning process;
—	Recognize the efforts of its management in the achievement of key financial, operational and strategic objectives; and
—	Aid in attracting and retaining executive management, thus ensuring the long-range success of the Company.

The Compensation Committee sets objective performance measures for the Company as a whole and establishes corresponding performance goals for each participant under the annual incentive program, including our NEOs. In structuring the performance measures and goals, the Compensation Committee sets targets for achieving those goals:

—	Minimum threshold before any annual performance bonus can be earned;
—	Target goal to incentivize a specific desired performance level; and
—	Maximum goal which requires an appropriate level of stretch for a maximum bonus to be earned.

After the end of the fiscal year, the Compensation Committee determines whether the performance goals have been attained and approves any cash payment amount based upon the level of achievement of the annual performance goals. The Compensation Committee also evaluates each executive’s performance for the year and determines their overall cash performance bonus based on an assessment of their performance, among other things, against the following objectives:

—	Leadership and company strategy;
—	Business performance and development;
—	Accomplishment of strategic objectives;
—	Commitment to development of management;
—	Growth initiatives; and
—	Financial and operational objectives.

Annual Incentive Award Opportunities

In early 2021, the Compensation Committee established target annual incentive award opportunities for the NEOs for 2021, as summarized in the table below:

FISCAL 2021 TARGET BONUS OPPORTUNITIES

Executive	Target Cash Bonus as a Percent of Base Salary	Potential Award Range as a Percent of Base Salary
Mr. Becker	200%	0 - 300%
Mr. Simpkins	80%	0 - 200%
Mr. Cronin	80%	0 - 200%
Mr. Kolomaya	80%	0 - 200%
Ms. Mapes	80%	0 - 200%
Mr. van der Meulen	80%	0 - 200%

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Annual Incentive Award Formula

In 2021, the Compensation Committee approved the following performance measures, weighting and goals, and corresponding payouts, for use in determining payouts under the 2021 annual incentive program:

Objective	Weighting	Threshold Performance / 50% Payout	Target Performance / 100% Payout	Maximum Performance / 200% Payout (1)
Ethanol EBITDA	30%	($ 24 million)	$72 million	$148 million
Non- Ethanol EBITDA (2)	25%	$67.9 million	$75.6 million	$83.4 million
Safety (3)	5%	86 points	90 points	94 points
Other Operating Initiatives (4)	30%		Earned on an individual project basis
MBOs / Individual Performance	10%		Earned through MBO Attainment
(1)	Maximum potential payout for each measure (as a % of the weighting at target) is 200% of target.
(2)	Non-ethanol EBITDA is calculated using the EBITDA from the agribusiness & energy services, food and ingredients, and partnership segments.
(3)	The plant safety goal is comprised of 11 different safety metrics inclusive of lost time, timeliness of incident reporting, safety training, completion of safety drills, environmental plan review and training, environmental incident, third party audit close outs, process safety management compliance, development of standard operating procedures (SOPs), for maintenance, and for rail, SOP training, other on the job training requirements and compliance with the Food Safety Modernization Act. Safety is measured on a point basis with a base line score of 100 with deductions for not meeting safety objectives.
(4)	Other Operating Initiatives include nineteen initiatives ranging from 1% to 3% including but not limited to: successful capital raise, new protein or strategic partnerships, combined protein yield at specific levels, opex per gallon, reduction of plant downtime, implementation of talent management plan, extension of 2022 convertible debt, completion of Project 24 at all plants, establishment feed milling and developing more robust public relations efforts through expanded social media strategy.

Each measure is separately weighted and if performance falls between the specified performance levels, the payout earned will be determined using straight-line interpolation (for those measures with threshold, target and maximum performance goals).

The performance levels, aggregate performance required to earn a payout at each level and corresponding payouts for the NEOs are summarized in the table below:

Level of Attainment	Payout as a % of the Target Bonus (All NEOs except CEO)	Payout as a % of the Target Bonus (CEOs)
Threshold	50%	100%
Target	80%	200%
Maximum	200%	300%

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Determination of Payouts

Following the end of 2021, the Compensation Committee assessed the Company’s performance on the measures above and each of the NEOs individual performance, and determined the payout earned.

(1)	Maximum potential payout for each measure (as a % of the weighting at target) is 200% of target.
(2)	Includes a number of initiatives ranging from 1% to 3%.

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The Board and Compensation Committee determined the following executive officers met the aforementioned objectives with the following accomplishments:

Chief Executive Officer (CEO)

—	Successfully led two stock offerings and a convertible senior note offering;
—	Provided direction on issuance of inaugural sustainability report outlining the Company’s ESG initiatives;
—	Successfully led implementation of the protein initiative at our Wood River facility, the marketing of the protein and solidified strategies around repositioning the Company around the protein initiative;
—	Successfully negotiated our initial investment in Summit Carbon Solutions and our offtake commitment of eight plants to the pipeline; and
—	Provided effective and strong leadership through COVID-19, executing on risk management, operational, financial and transformative strategies.

Chief Financial Officer (CFO)

—	Completed refinancing of GPP credit facility with a five-year term;
—	Completed two public stock offerings resulting in net proceeds to the Company of $356 million;
—	Completed public offering of convertible senior notes at 2.25% due 2027 with a portion of the proceeds used to extinguish 4.125% notes due 2022; and
—	Maintained an active investor relations program for both the Company and GPP. Coordinated proactive responses to the Company’s transformation, earnings reports, and financial strategy questions.

Chief Accounting Officer (CAO)

—	Provided support and financial oversight regarding various financing and public offering transactions;
—	Lead the transition of the Ord facility to new owners and ensured successful hand-off;
—	Managed all SEC filings to maintain compliance with regulations, including filing annual Proxy Statement; and
—	Implemented numerous IT automation and improvement projects.

Chief Legal and Administration Officer

—	Successfully assisted with the negotiations and legal aspects of the Company’s various strategic transactions and financings;
—	Successfully led the team regarding the issuance of the Company’s first sustainability report;
—	Handled all legal requirements proactively and efficiently with various strategic financings and stock offerings; and
—	Successfully pursued and settled various legal claims and insurance recoveries.

Executive Vice President – Product Marketing and Innovation

—	Successful negotiation of various partnerships and joint ventures;
—	Development of strategic relationships with various high-end companies; and
—	Completed negotiations of off-take arrangements for 2022 and 2023 high protein at the Shenandoah and Wood River facilities.

The Compensation Committee determined, after consultation with its independent compensation consultant, that based on Company performance as described above, as well as strong performance on Operating Initiatives, and the NEOs’ contributions and achievement of their individual objectives as described above, to award the following bonuses for 2021, which ranged from 80% to 104% of each NEO’s 2021 target bonus, as illustrated in the table below:

Executive	Fiscal 2021 Target Bonus Opportunity	2021 Bonus	Payout as a Percent of Target
Mr. Becker	$1,600,000	$1,440,000	90%
Mr. Simpkins	$360,000	$336,000	93%
Mr. Cronin (1)	$-	$-	0%
Mr. Kolomaya	$256,000	$204,000	80%
Ms. Mapes	$336,000	$336,000	100%
Mr. van der Meulen	$288,000	$300,000	104%
(1)	Mr. Cronin resigned from his position on July 30, 2021 and did not receive a bonus.

Notably, in the case of our Chief Executive Officer, the annual bonus awarded (90.0% of his target bonus) is below his target payout. The Compensation Committee believes that the 2021 bonuses properly reflect the Company’s performance and each executive’s contributions during the year and are consistent with our compensation philosophy and objectives.

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Discretionary Bonus

In view of the Company’s performance in 2020, the Company’s progress as we transform to Green Plains 2.0 and each of the executive’s significant contributions to our achievements, our Chief Executive Officer recommended and the committee approved, after consultation with its independent compensation consultant, an additional one-time discretionary bonus for Mr. Simpkins and Cronin in the amount of $112,000 and $198,000, respectively.

Long-Term Compensation

Overview

Each of our NEOs was provided with long-term incentive award opportunities for fiscal 2021 that were tied to our performance. The principal objectives of the LTI awards are to (i) motivate our NEOs to drive sustained long-term shareholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, and (iii) provide the NEOs with equity ownership opportunities that will further enhance their alignment with our shareholders’ interests. The Compensation Committee believes that providing long-term equity-based awards incentivizes executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives.

Grants are generally made in the first quarter of each year; however, in limited, special situations, long-term incentive awards may be granted at other times to attract new executives and to retain existing executives.

Type and Incentive Mix

After reviewing trends in executive compensation and pay-related governance policies and in response to the results of our 2017 say on pay vote, the Committee made the following changes to the Company’s LTI awards, beginning with the 2018 annual awards:

—	As illustrated in the chart below, a shift was made from granting solely service-based RSAs based on an assessment of the prior-year’s results to annual grants of (i) PSUs tied to three-year, forward-looking performance and (ii) service-based RSAs.
—	One-half of the NEOs LTI opportunity is granted in PSUs and RSAs, respectively.
LTI Incentive Mix		Year 1	Year 2	Year 3	Year 4
	RSAs	Grant	-	-	Vests
	PSUs				Earned

For 2021, the NEOs’ awards were granted 50% in PSUs, with the balance in service-based RSAs, which vest on the third anniversary of the grant date.

Performance Share Unit Awards. PSUs are tied to our Company’s long-term strategic objectives to ensure that our NEOs’ compensation is directly linked to the achievement of sustained long-term operating performance and expected, resulting stock price performance. Reflective of the desire to align the NEOs with achievement of our business strategy and Green Plains 2.0, the Committee determined that 2021 PSU awards would be earned based on achievement of key initiatives (as described on page 48 of the proxy) for a three-year performance period. Shares not earned in a given performance period expire and are forfeited. PSUs are also subject to potential forfeiture if an executive terminates their employment prior to vesting.

Grants

The 2021 RSA awards and PSU awards granted to the NEOs are summarized in the tables below:

	Number of Shares		Award Value (1)		Award as a % of Annual Base Salary (2)
Executive	RSAs	PSUs	RSAs	PSUs	RSAs	PSUs
Mr. Becker	68,566	68,566	$1,300,000	$1,300,000	186%	186%
Mr. Simpkins	26,372	26,372	$500,000	$500,000	125%	125%
Mr. Cronin	26,372	26,372	$500,000	$500,000	167%	167%
Mr. Kolomaya	9,494	9,494	$180,000	$180,000	64%	64%
Ms. Mapes	13,186	13,186	$250,000	$250,000	71%	71%
Mr. van der Meulen	-	10,549	$-	$200,000	0%	56%

(1)	Based on the volume weighted average trading price for the 30 trading days prior to and including February 11, 2021 of $18.96/share.
(2)	Percentage based on salary at time of grant issuance.

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Metrics

The performance levels and corresponding payouts established for the Company’s Performance Goals described below with respect to the 2021 PSU awards are summarized in the table below.

Performance Level	Payout % of Target Number of PSUs Earned
Maximum	200%	*
Target	100%
Below Target	0%
*	In 2020 and 2021, the Company’s CEO, CFO and COO have a maximum opportunity of 300% of the target number of PSUs with further stretch Performance Goals necessary for achievement of such levels, as described below. If performance falls between zero and the specified performance levels, payouts will be interpolated as determined by the Compensation Committee at its discretion.

The Performance Goals for the 2021 LTI awards set by the Compensation Committee are as follows:

100% vesting	200% vesting	300% vesting (for executives with a 300% Performance Goal)
Incremental value achieved from the Company’s protein initiative of a specified cents per gallon	Incremental value achieved from company’s protein initiative that exceeds the 100% vesting target per gallon by 75%	Incremental value achieved from the Company’s protein initiative that exceeds the 100% vesting target per gallon by 125%
A specified number of gallons of annual production	A specified number of gallons of annual production that exceeds the 100% vesting gallon target by 150%	A specified number of gallons of annual production that exceeds the 100% vesting gallon target by 400%, or substantially all of the Company’s production, as approved by the Board
With a return on investment, defined as EBITDA /capital cost (“ROI”) of a specified percentage	ROI that exceeds the 100% vesting ROI target by 50%	ROI that exceeds the 100% vesting ROI target by 114%

The Compensation Committee views these performance goals to be aligned with the objectives of motivating and rewarding executives for performance on key long-term measures, while also promoting retention of executive talent.

Special Long-Term Incentive Award to Support Transformation to Green Plains 2.0

In March 2020, the Compensation Committee approved a special, one-time long-term incentive award for the CEO and other executives (including the NEOs) to further drive the Company’s transformation to Green Plains 2.0. Under the award, the executives can collectively earn up to $3.0 million, payable in cash, subject to the attainment of the following two equally weighted performance goals:

—	Closing of the Fluid Quip Technologies transaction on favorable terms; and
—	Achievement of operating cost reduction targets.

Performance will be evaluated by the Compensation Committee following the end of a two-year performance period against pre-established goals. Allocations to individual executives from the earned bonus pool, if any, will be determined by the Compensation Committee based upon the recommendation of the CEO (other than for his own award). The CEO’s award may not exceed $2.0 million. Any awards earned will be payable as soon as practicable following the determination of payouts by the Compensation Committee.

The Compensation Committee believes this special award is appropriate as it provides an additional incentive for the achievement of operating targets critical to the successful transformation to Green Plains 2.0 and the creation of shareholder value.

Retirement Benefits and Perquisites

Retirement Benefits

Our Company offers a 401(k) plan to all of its eligible U.S.-based salaried employees. The 401(k) plan includes an employer contribution ranging from 1% of a participant’s base salary, and a matching contribution of 100% of a participant’s contributions, up to 4% of a participant’s base salary.

We do not provide special or supplemental retirement benefits to our NEOs.

Perquisites and Other Personal Benefits

The Company provides limited perquisites to the NEOs. Consistent with the benefits offered to all other eligible employees, the Company provides our NEOs with (i) choice of various health care plans (ii) a matching contribution to the Company’s 401(k) Plan, up to a maximum of $11,600 in 2021, as well as (iii) company paid life insurance. In addition, in accordance with his employment agreement, Mr. Becker also receives additional insurance and disability benefits as well as a tax gross-up payment to cover the taxes associated with these benefits, the details of which are set forth below.

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Compensation Policies and Procedures

Employment and Severance Agreements

Our Company has entered into Employment Agreements with Messrs. Becker, Simpkins and van der Meulen and Ms. Mapes that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons.

See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The Committee believes that these severance arrangements are an important part of overall compensation for our NEOs and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include Compensation Committee approved change of control provisions to provide reasonable protection to our senior executives in the context of an actual or potential change of control of our Company. The committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control. The Compensation Committee may adjust base salary, bonus percentage or long-term incentives to levels that exceed the initial terms of the executive officers’ employment agreements based on its periodic review of compensation data.

Stock Ownership and Retention Policy

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and NEOs with those of our shareholders. The guidelines require our NEOs and non-employee directors to maintain an investment in our Common Stock at the following levels:

—	Chief Executive Officer, six times his annual base salary;
—	Chief Financial Officer, four times his annual base salary;
—	All other NEOs, three times their base salary; and
—	Non-Employee Directors, five times their annual cash retainer.

Policy Against Hedging and Pledging Company Stock

In addition, the Company has a policy that prohibits any director or officer, at all times, or employee of the Company who is aware of material nonpublic information relating to the company from (A) engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives, (iv) hedging transactions or (v) any other contractual derivative transactions, such as total return swaps and (B) holding company securities in a margin account or pledging company securities as collateral for a loan. Two directors who previously had shares pledged under previously allowed exceptions, no longer have shares pledged and no longer have the ability to pledge as the Company policy was amended so that no exceptions to pledging may be granted.

Compensation Recovery (Clawback)

In early 2018, we adopted a compensation recovery policy that goes beyond the policies currently required by law. Specifically, the policy requires each executive officer to reimburse the Company for all or a portion of any annual or long-term incentive compensation paid to the executive officer based on achievement of financial results that were subsequently the subject of a restatement due to the executive’s misconduct, to the extent determined by the Board of Directors. The Board of Directors may also determine to require the forfeiture of unvested awards, reduce future compensation or take other disciplinary actions (including termination of employment). The Compensation Committee believes that this compensation recovery policy enhances our governance practices by creating direct financial costs to NEOs whose misconduct leads to a material financial restatement.

In addition, as required by the Sarbanes-Oxley Act of 2002, upon restatement of our Company’s financial statements, the Chief Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12-month period following the filing of financial statements that were later required to be restated due to their misconduct. Our Company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act as the method of their implementation becomes finalized by the stock exchanges.

Compensation Risk Assessment

With the help of its compensation consultant, the Compensation Committee reviewed our executive compensation policies and practices and determined that our executive compensation programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee also reviewed our compensation programs for certain design features which have been identified by experts as having the potential to encourage excessive risk-taking, with none being identified in our programs.

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Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on compensation the Company may deduct for federal income tax purposes in any one year with respect to any of certain covered officers employed by the Company. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) in December 2017, compensation that was “performance-based” was excluded from this $1 million limitation and was deductible by the Company. Under the TCJA, the performance-based exception has been repealed generally for tax years beginning after December 31, 2017. A limited exception applies to certain compensation that qualifies as performance-based compensation under pre-TCJA IRC Section 162(m), provided it is paid pursuant to a written binding contract in effect on November 2, 2017 and which has not been modified in any material respect on or after that date.

Although the Compensation Committee considers tax deductibility in making its compensation decisions, the Compensation Committee does not believe that compensation decisions should be determined solely by the amount of compensation that is deductible for federal income tax purposes. As a result, the Compensation Committee reserves the right to award compensation that may not be deductible.

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member (i) was an officer or employee of GPI, (ii) was formerly an officer of GPI or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 31, 2021, we had no “interlocking” relationships in which (i) an executive officer of GPI served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of GPI, (ii) an executive officer of GPI served as a director of another entity, one of whose executive officers served on the Compensation Committee of GPI, or (iii) an executive officer of GPI served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of GPI.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Form 10-K for the year ended December 31, 2021.

Respectfully submitted,

Brian Peterson, Chairman
Jim Anderson
Farha Aslam

52

Compensation Tables

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Comp. ($) (2)	All Other Comp. ($) (3)	Total ($)
Todd Becker (4) President and Chief Executive Officer	2021	729,167	–	3,595,602	1,440,000	99,761	5,864,530
	2020	700,000	–	977,440	1,309,717	94,460	3,081,617
	2019	700,000	–	2,857,278	1,250,000	90,780	4,898,058
Patrich Simpkins (4) Chief Financial Officer	2021	414,583	–	1,382,948	336,000	19,157	2,152,688
	2020	400,000	112,000	225,560	344,000	17,074	1,098,634
	2019	363,636	–	509,512	237,500	5,639	1,116,287
Walter Cronin (4) Chief Commercial Officer	2021	180,769	–	1,382,948	–	5,266	1,568,983
	2020	300,000	198,000	210,528	258,000	6,440	972,968
	2019	300,000	–	359,658	220,000	6,427	886,085
Paul Kolomaya (4) Chief Accounting Officer	2021	291,667	–	497,866	204,000	17,940	1,011,473
	2020	280,000	–	101,128	211,000	17,740	609,868
	2019	260,000	–	279,727	191,937	13,550	745,214
Michelle Mapes (4) Chief Legal and Administration Officer and Corporate Secretary	2021	370,417	–	691,474	336,000	17,325	1,415,216
	2020	350,000	–	172,936	259,284	16,605	798,825
	2019	319,129	–	459,556	200,000	15,533	994,218
Leslie van der Meulen (4) (5) Executive Vice President – Product Marketing & Innovation	2021	296,667	–	276,595	300,000	8,416	881,678

(1)	Amounts for “Stock Awards” reflect a grant date fair value of $26.22/share in 2021, $4.00/share in 2020 and $15.34/share in 2019, computed in accordance with ASC 718. Restricted stock awards granted in 2021 and 2020 vest three years following the date of grant. A portion of restricted stock awards granted in 2019 vest ratably, annually over the three-year period following the date of grant and a portion of restricted stock awards granted in 2019 vest three years following the date of the grant. Performance share unit awards were granted to all NEOs in February 2021, which cliff-vest in February 2024 based on achievement of a variety of key initiatives related to Green Plains 2.0. Performance share unit awards are included in the Stock Awards column above and presented as the fair value at the date of the grant based on both the Monte Carlo valuation model for the TSR factor (for 2019 performance share unit awards) and the Company’s closing stock price for other metrics. The grant date fair value of the 2021 restricted stock awards, as well as, the target and maximum potential fair value of the performance share unit awards are also provided below. See Compensation Discussion and Analysis for additional information.
		PSUs
Name	RSAs ($)	Target ($)	Maximum ($)
Mr. Becker	1,797,801	1,797,801	5,393,403
Mr. Simpkins	691,474	691,474	2,074,422
Mr. Cronin	691,474	691,474	2,074,422
Mr. Kolomaya	248,933	248,933	497,866
Ms. Mapes	345,737	345,737	691,474
Mr. van der Meulen	–	276,595	553,190
(2)	The column for “Option Awards” has been omitted from this table because no compensation is reportable thereunder. “Non-equity incentive plan compensation” amounts were paid pursuant to the Incentive Plan.
(3)	“All Other Compensation” generally consists of our match to the executive officer’s 401(k) retirement plan, up to a maximum of $11,600 per employee for 2021, $11,400 per employee for 2020 and $11,000 per employee for 2019, and imputed income on company-paid life insurance. In addition:
(a)	For Mr. Becker, the amounts also include insurance and disability premiums paid by us of $47,724 and a gross-up to cover the taxes on this benefit of $38,033. See Employment Agreements below for further information on our employment agreement with Mr. Becker.
(4)	Messrs. Becker, Simpkins, Cronin and Kolomaya and Ms. Mapes were also named executive officers for GPP in 2021. Pursuant to the operational services and secondment agreement, Mr. Becker’s salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2021 was $29,214, $0, $144,058, $57,694 and $3,997, for 2020 was $31,609, $0, $44,136, $59,140 and $4,265, and for 2019 was $32,302, $0, $131,850, $57,682 and $4,189 respectively; Mr. Simpkins salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2021 was $16,610, $0, $55,408, $13,462 and $768, for 2020 was $18,062, $5,057, $10,185, $15,533 and $771, and for 2019 was $16,780, $0, $23,512, $10,959 and $260, respectively; Mr. Cronin’s salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2021 was $7,243, $0, $55,408, $0 and $211, and for 2020 was $13,547, $8,941, $9,506, $11,650 and $291 respectively; Mr. Kolomaya’s salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2021 was $11,686, $0, $19,947, $8,173 and $719, and 2020 was $12,643, $0, $4,566, $9,528 and $801 respectively and Ms. Mapes’ salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2021 was $14,841, $0, $27,704, $13,462 and $694, for 2020 was $15,804, $0, $7,809, $11,708 and $750, and for 2019 was $14,726, $0, $21,206, $9,229 and $717 respectively. The above amounts reflect the years in which the named individuals were NEOs for GPP.
(5)	Mr. van der Meulen became a NEO in 2021. As a result, only compensation paid or earned for 2021 is reported above.

53

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2021.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of
Name (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Stock Awards ($)
Todd Becker		800,000	1,600,000	2,400,000				–	–
	2/18/21(2)	–	–	–				68,566	1,797,801
	2/18/21(3)	–	–	–	34,283	68,566	205,698		1,797,801
Patrich Simpkins		180,000	360,000	900,000				–	–
	2/18/21(2)	–	–	–				26,372	691,474
	2/18/21(3)	–	–	–	13,186	26,372	79,166		691,474
Walter Cronin		120,000	240,000	600,000				–	–
	2/18/21(2)	–	–	–				26,372	691,474
	2/18/21(3)	–	–	–	13,186	26,372	79,166		691,474
Paul Kolomaya		128,000	256,000	640,000				–	–
	2/18/21(2)	–	–	–				9,494	248,933
	2/18/21(3)	–	–	–	4,747	9,494	18,988		248,933
Michelle Mapes		168,000	336,000	840,000				–	–
	2/18/21(2)	–	–	–				13,186	345,737
	2/18/21(3)	–	–	–	6,593	13,186	26,372		345,737
Leslie van der Meulen		144,000	288,000	720,000				–	–
	2/18/21(2)	–	–	–				–	–
	2/18/21(3)	–	–	–	5,275	10,549	21,098		276,595
(1)	Columns for “All other option awards: number of securities underlying options” and “Exercise or base price of option awards” have been omitted from this table because no compensation is reportable thereunder.
(2)	Represents restricted stock awards granted in February 2021, which cliff vest on the third anniversary of the grant date.
(3)	Represents performance share unit awards granted in February 2021, which cliff vest in February 2024 based on various performance criteria. Performance share unit awards are presented at the fair value on the date of grant. See footnotes of the Summary Compensation Table for target and maximum performance share unit values.

54

Employment Agreements

Mr. Becker. Effective October 16, 2008, we entered into an employment agreement with Mr. Becker to serve as our President and Chief Operating Officer. Mr. Becker was named President and Chief Executive Officer on January 1, 2009. Mr. Becker’s employment agreement was amended in December 2009 to provide for a tax gross-up payment in the event of any tax payments on fringe benefits. Mr. Becker’s agreement was subsequently amended in March 2018 to remove the excise tax gross-up provision. The terms of the employment agreement provide that Mr. Becker will receive the following: (i) an annual base salary, currently at $800,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) annual awards of long-term incentive benefits of a type and level that is competitive with long-term incentive plan benefits provided to chief executive officers of public companies of comparable size in similar industries, and (iv) a fully exercisable option to acquire 150,000 shares at an exercise price equal to $10 per share. Mr. Becker’s employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Becker will receive one year of base salary plus the greater of his maximum annual cash bonus for that year or the average bonus paid for the prior two years, up to one year of continued health and dental coverage (which ceases upon acceptance of a comparable position within such period) and certain relocation assistance if he relocates beyond 50 miles within six months of termination. In addition, all shares acquired upon exercise of options granted therein would then be released from certain lock-up restrictions, and all outstanding options and other equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Simpkins. Effective May 7, 2012, we entered into an employment agreement with Mr. Simpkins. The terms of the employment agreement provide that Mr. Simpkins will receive (i) an annual base salary, currently at $450,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in the long-term incentive program developed by the Company, (iv) equity incentive compensation grants totaling 50,000 shares, and (v) other benefits that are generally available to company employees. Mr. Simpkins’ employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Simpkins will receive six months base salary and all outstanding equity awards shall fully vest. If such termination occurs following a change of control, he will receive twelve months base salary, a pro-rata bonus for the year of termination the amount of which should not be less than the annual target bonus and all outstanding equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Ms. Mapes. Ms. Mapes joined the Company in 2009 and entered into an employment agreement with us effective February 3, 2020. The agreement provides for (i) an annual base salary, currently at $420,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in a long-term incentive program developed by us, and (iv) participation in our benefit plans. Ms. Mapes’ employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Ms. Mapes will receive six month’s base salary and all outstanding equity awards would fully vest, provided however, if such termination occurs following a change of control, she will receive twelve months base salary and all outstanding equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. van der Meulen. Mr. van der Meulen joined the Company in 2016 and entered into an employment agreement with us effective December 2, 2021. The agreement provides for (i) an annual base salary, currently at $360,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in a long-term incentive program developed by us, and (iv) participation in our benefit plans. Mr. van der Meulen’s employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. van der Meulen will receive six month’s base salary and all outstanding equity awards would fully vest, provided however, if such termination occurs following a change of control, he will receive twelve months base salary and all outstanding equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Kolomaya. Mr. Kolomaya has not entered into an employment agreement with Green Plains. The Company has provided Mr. Kolomaya with an offer letter setting forth the terms of his at-will employment, which may be terminated at any time, by either party, for any reason whatsoever.

See Compensation Discussion and Analysis for further details on 2021 performance objectives.

55

Outstanding Equity Awards at Year-End

The following table sets forth certain information with respect to stock awards and equity incentive plan awards for each named executive officer that have not vested and are outstanding as of December 31, 2021:

	Stock Awards
		Restricted Stock Awards		Performance Share Units (1)
Name		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (2)	Equity Incentive Plan Awards: Number of Shares or Units of Stock that have not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock that have not Vested ($) (2)
Todd Becker	2/19/19(3)	46,719	1,623,952	93,220	3,240,327
	3/18/20(4)	122,180	4,246,977	122,180	4,246,977
	2/18/21(5)	68,566	2,383,354	68,566	2,383,354
Patrich Simpkins	2/19/19(3)	14,233	494,739	16,623	577,815
	3/18/20(4)	28,195	980,058	28,195	980,058
	2/18/21(5)	26,372	916,691	26,372	916,691
Walter Cronin (6)
Paul Kolomaya	2/19/19(3)	7,388	256,807	9,126	317,220
	3/18/20(4)	12,641	439,401	12,641	439,401
	2/18/21(5)	9,494	330,011	9,494	330,011
Michelle Mapes	2/19/19(3)	11,516	400,296	14,993	521,157
	3/18/20(4)	21,617	751,407	21,617	751,407
	2/18/21(5)	13,186	458,345	13,186	458,345
Leslie van der Meulen	2/19/19(3)	-	-	2,173	75,533
	3/18/20(4)	7,833	272,275	-	-
	2/18/21(5)	-	-	10,549	366,683
(1)	Reflects the target number of performance share units granted. Performance share awards granted in 2021 and 2020 cliff-vest three years following the grant date based on attainment of performance goals while the 2019 share awards cliff-vest three years following the grant date based on both the percentile ranking of the Company’s TSR relative to the Performance Peer Group and the Company’s average annual RONA.
(2)	The closing stock price of our Common Stock on December 31, 2021 of $34.76 was used to calculate the market value of shares and units that have not vested.
(3)	A portion of the February 19, 2019 restricted stock awards vest in equal installments on the first, second and third anniversaries of the date of grant and a portion of restricted stock awards cliff vest three years following the date of grant. The PSUs cliff vest three years following the date of grant, subject to attainment of performance goals.
(4)	The March 18, 2020 restricted stock awards cliff vest three years following the date of grant. The PSUs cliff vest three years following the date of grant, subject to attainment of performance goals.
(5)	The February 18, 2021 restricted stock awards cliff vest three years following the date of grant. The PSUs cliff vest three years following the date of grant, subject to attainment of performance goals.
(6)	On July 30, 2021, Mr. Cronin resigned from his position and all outstanding equity awards were forfeited.

56

`Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended December 31, 2021, and the value of any restricted stock that vested during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Todd Becker (1)	–	–	124,100	3,218,815
Patrich Simpkins (2)	–	–	19,124	492,108
Walter Cronin (3)	–	–	15,260	393,964
Paul Kolomaya (4)	–	–	13,851	356,426
Michelle Mapes (5)	–	–	18,176	468,703
Leslie van der Meulen (6)	–	–	7,008	181,024
(1)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 19, 2021, the Company withheld 10,312 shares of the 23,251 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 16,392 shares of the 40,312 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 26,849 shares of the 60,537 shares of performance stock that vested on that date to satisfy the NEO’s tax withholding obligations.
(2)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 19, 2021, the Company withheld 594 shares of the 1,195 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 5,697 shares of the 12,763 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 2,292 shares of the 5,166 shares of performance stock that vested on that date to satisfy the NEO’s tax withholding obligations.
(3)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 19, 2021, the Company withheld 771 shares of the 1,738 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 3,706 shares of the 8,356 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 2,292 shares of the 5,166 shares of performance stock that vested on that date to satisfy the NEO’s tax withholding obligations.
(4)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 19, 2021, the Company withheld 432 shares of the 869 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 3,971 shares of the 8,953 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 1,787 shares of the 4,029 shares of performance stock that vested on that date to satisfy the NEO’s tax withholding obligations.
(5)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 19, 2021, the Company withheld 772 shares of the 1,739 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 4,358 shares of the 9,825 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 2,933 shares of the 6,612 shares of performance stock that vested on that date to satisfy the NEO’s tax withholding obligations.
(6)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 19, 2021, the Company withheld 632 shares of the 2,173 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 18, 2021, the Company withheld 1,150 shares of the 3,917 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On March 19, 2021, the Company withheld 270 shares of the 918 shares of performance stock that vested on that date to satisfy the NEO’s tax withholding obligations.

57

Potential Payments Upon Termination or Change in Control

Employment Agreement for Mr. Becker

We have an employment agreement with Mr. Becker. See Employment Agreements above for additional information. Upon termination without cause or for good reason, Mr. Becker is entitled to (a) one year of base salary plus the greater of his maximum annual cash bonus for that year or the average bonus paid for the prior two years, (b) up to one year of continued health and dental coverage (which ceases upon acceptance of a comparable position within such period) and (c) certain relocation assistance if he relocates beyond 50 miles within six months of termination. In addition, all shares acquired upon exercise of options granted therein would then be released from certain lock-up restrictions and all outstanding options and other equity awards would fully vest, including PSUs which settle at target.

For such purposes, cause is defined as one of the following: (a) a material breach by the executive of the terms of this agreement, not cured within thirty (30) days from receipt of notice from the Board of such breach, (b) conviction of, or plea of guilty or no contest to, a felony; (c) willful misconduct or gross negligence in connection with the performance of executive’s duties; or (d) willfully engaging in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to us. For purposes of this definition, no act, or failure to act, on the executive’s part shall be considered willful unless done, or omitted to be done, by the executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, our best interests. Notwithstanding the foregoing, the executive shall not be deemed to have been terminated for cause unless and until the executive has received a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice to the executive and an opportunity for the executive, together with his counsel, to be heard by the Board), finding that, in the good faith opinion of the Board, the executive is guilty of the conduct set forth above in (a), (b), (c) or (d) of this definition and specifying the particulars thereof in detail.

For such purposes, good reason is defined as any of the following if the same occurs without the executive’s express written consent: (a) a material diminution in executive’s base salary as described in the employment agreement; (b) a material diminution in executive’s authority, duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the person to whom the executive is required to report; (d) a material change in the geographic location at which the executive must perform the services (for this purpose, any relocation of more than 50 miles is deemed a material change); (e) any material reduction or other adverse change in the executive’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; or (f) any other action or inaction that constitutes a material breach by us under the employment agreement. To terminate for good reason, the executive must incur a termination of employment on or before the second anniversary of the initial existence of the condition.

Employment Agreement for Mr. Simpkins

On May 7, 2012, we entered into an employment agreement with Mr. Simpkins. See Employment Agreements above for additional information. Upon termination without cause or for good reason, he will receive an amount equal to six months base salary and all outstanding equity awards will fully vest, including PSUs which settle at target. The definitions for cause and good reason are the same as described above for Mr. Becker, except that the definition of good reason for Mr. Simpkins does not specify the distance for an applicable relocation.

Employment Agreement for Ms. Mapes

On February 3, 2020, we entered into an employment agreement with Ms. Mapes. See Employment Agreements above for additional information. Upon termination without cause or for good reason, she will receive an amount equal to six months base salary and all outstanding equity awards will fully vest, including PSUs which settle at target. The definitions for cause and good reason are the same as described above for Mr. Becker.

Employment Agreement for Mr. van der Meulen

On December 2, 2021, we entered into an employment agreement with Mr. van der Meulen. See Employment Agreements above for additional information. Upon termination without cause or for good reason, he will receive an amount equal to six months base salary and all outstanding equity awards will fully vest, including PSUs which settle at target. The definitions for cause and good reason are the same as described above for Mr. Becker.

58

Equity Acceleration

2009 and 2019 Equity Incentive Plans. Awards outstanding under the 2009 and 2019 Equity Incentive Plans will fully vest upon a change in control (a) if not fully converted and assumed, or (b) if the awards are converted and assumed, after a qualifying termination. Qualifying termination is defined as a termination of employment within twenty-four months following a change in control (i) by us other than for cause, gross negligence, or deliberate misconduct which demonstrably harms us or (ii) by the participant for good reason, if it is defined in the applicable award agreement or employment agreement. A change in control shall be deemed to have occurred if in a single transaction or series of related transactions:

(a) any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a beneficial owner (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities representing 51% or more of our combined voting power;

(b) there is a merger, consolidation, or other business combination transaction with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the company (or surviving entity) outstanding immediately after such transaction;

(c) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who entered into an agreement with us to effect a transaction described in (a) or (b) above) whose election by the Board or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors still in office, who either were directors at the beginning of the two-year period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or

(d) all or substantially all of our assets are sold.

The following tables provide information on potential benefits that could be received by the NEOs with employment agreements upon a termination without cause or for good reason and in connection with a change in control. As it is unlikely that the amount payable to each NEO under the performance cash award can be determined, the performance cash would fully vest based on the Committee’s assessment of actual performance through the termination date. Unless equity awards are not assumed by a buyer, change in control benefits only are paid when there is a “double trigger event” i.e. both the change in control along with a qualifying termination of the executive. The tables assume a termination of each officer’s employment as of December 31, 2021. The closing price of our Common Stock on the last trading day of 2021 was $34.76. Post-termination health care represents the approximate value of such benefits.

	Termination Without Cause or For Good Reason ($)	Change In Control ($)
Todd Becker
Termination Compensation
Base Salary and Bonus (1)	3,200,000	–
Equity Vesting (2)	18,124,942	18,124,942
Benefits and Perquisites
Post-Termination Health Care	24,499	–
Certain Relocation Benefits (3)	–	–
Total	21,349,441	18,124,942
(1)	Represents one year of base salary plus a bonus equal to the greater of his maximum bonus for that year or the average of his bonuses during the prior two years.
(2)	Represents accelerated vesting of all outstanding equity awards, including PSUs and release of restrictions on such awards. Assumes PSUs are settled at target.
(3)	Relocation assistance in the event of termination without cause or for good reason, or for a termination following a change in control if relocation is more than 50 miles beyond Omaha, Nebraska within six months of such time. The value of such assistance cannot be determined until such an event occurs.

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	Termination Without Cause or For Good Reason ($)	Change In Control ($)
Patrich Simpkins
Termination Compensation
Base Salary and Bonus (1)	225,000	810,000
Equity Vesting (2)	4,866,052	4,866,052
Total	5,091,052	5,676,052
(1)	For termination without cause represents a payment of six months base salary. For change in control, represents 12 months base salary and a pro-rated bonus which should not be less than the annual target of 80%.
(2)	Represents accelerated vesting of all outstanding equity awards, including PSUs and release of restrictions on such awards. Assumes PSUs are settled at target.
	Termination Without Cause or For Good Reason ($)	Change In Control ($)
Michelle Mapes
Termination Compensation
Base Salary (1)	210,000	420,000
Equity Vesting (2)	3,340,957	3,340,957
Total	3,550,957	3,760,957
(1)	For termination without cause represents a payment of six months base salary. For change in control, represents 12 months base salary.
(2)	Represents accelerated vesting of all outstanding equity awards, including PSUs and release of restrictions on such awards. Assumes PSUs are settled at target.
	Termination Without Cause or For Good Reason ($)	Change In Control ($)
Leslie van der Meulen
Termination Compensation
Base Salary (1)	180,000	360,000
Equity Vesting (2)	714,492	714,492
Total	894,492	1,074,492
(1)	For termination without cause represents a payment of six months base salary. For change in control, represents 12 months base salary.
(2)	Represents accelerated vesting of all outstanding equity awards, including PSUs and release of restrictions on such awards. Assumes PSUs are settled at target.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Todd Becker, our Chief Executive Officer (our “CEO”).

For 2021, our last completed fiscal year:

—	The annual total compensation of our median employee, other than our CEO, was $85,066; and
—	The annual total compensation of our CEO was $5,877,822.

Based on this information, for 2021 the ratio of annual total compensation of Mr. Becker, our CEO, to the annual total compensation of our median employee was 69 to 1.

To identify the median employee, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.	We determined that, as of December 31, 2021, the last day of our payroll, our total employee population consisted of 859 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time and temporary employees.
2.	To identify the median employee from our employee population, we calculated the amount of salary, and other wages of our employees as reflected in our payroll records and reported to the Internal Revenue Service as taxable wages. We annualized the compensation for any full-time employees that were not employed by us for all of 2021.
3.	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”
4.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total compensation of $85,066. The difference between such employee’s salary, wages and overtime pay and the employee’s annual total compensation represents the estimated value of such employee’s health care benefits.
5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report. To maintain consistency between the annual total compensation of our CEO and the median employee, we added the estimated value of our CEO’s health care benefits, estimated at $13,292 to the amount reported in the Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $5,877,822, which exceeds the amount reported for him in the Summary Compensation Table by $13,292.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2021 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

—	the number of securities to be issued upon the exercise of outstanding options and granted non-vested stock;
—	the weighted-average exercise price of the outstanding options and granted non-vested stock; and
—	the number of securities that remain available for future issuance under the plans.
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available For Future Issuance (Excluding Securities Reflected in Column (A))(1)
Equity compensation plans approved by security holders	486,155	(2)	–	1,879,988
Total	486,155		–	1,879,988
(1)	The maximum number of shares that may be issued under the 2019 Equity Incentive Plan as option grants, restricted stock awards, restricted stock units, stock appreciation rights, direct share issuances and other stock-based awards is 5,710,000 shares of our Common Stock, which includes shares remaining under the 2009 Equity Incentive Plan that were rolled into the 2019 Equity Incentive Plan in 2019.
(2)	Reflects 486,155 PSUs with a weighted average grant-date fair value of $13.93, representing the target number of performance share units outstanding on December 31, 2021.

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Other Management Proposals

Proposal 4 Approval of Increase to the Number of Authorized Shares of Common Stock
Under the current Charter, the Company has authorized 75,000,000 shares of Common Stock with a par value of $0.001. We are asking you to approve the amendment to the Charter to increase the authorized shares of Common Stock to 150,000,000 with a par value of $0.001.
The Board recommends that stockholders vote “FOR” the authorization of the Board to file an amendment to the Articles of Incorporation to authorize an increase in the authorized shares of Common Stock of the Company as set forth in Proposal 4.

Summary of Proposal

On March 4, 2022, the Board unanimously agreed to put forward a resolution approving and declaring the advisability of amending the Charter to the Company to increase the number of authorized shares of the Company’s Common Stock, subject to approval by the Company’s shareholders at the Annual Meeting. The Board is recommending that the shareholders approve and adopt such amendment to the Charter.

Under the current Charter, the Company has authorized 75,000,000 shares of Common Stock with a par value of $0.001. We are asking you to approve the amendment to the Charter to increase the authorized shares of Common Stock to 150,000,000 with a par value of $0.001 (“Authorized Increase”).

When the Authorized Increase becomes effective, there will be no immediate change in the number of issued and outstanding shares of Common Stock. Although the Authorized Increase would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders, any future issuance of additional authorized shares of Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued.

Effecting the Authorized Increase requires that Article II of the Charter be amended to change the number of shares of Common Stock that the Company is authorized to issue. The revised Article II is included in the THIRD ARTICLES OF AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF GREEN PLAINS INC., which is attached as Appendix A to this Proxy Statement (the “Articles of Amendment”). The text of Appendix A is incorporated into this discussion by reference. This description of the proposed amendment to the Charter is only a summary and is qualified in its entirety by reference to the actual, full text of the proposed amendment as set forth in Appendix A, which you are encouraged to read.

If this Proposal 4 is approved by the shareholders, the Company will cause the amendment set forth in this Proposal 4 to become effective by filing Articles of Amendment setting forth the Authorized Increase with the Secretary of State of the State of Iowa. If this Proposal 4 is not approved by the shareholders, then the number of shares of Common Stock authorized will remain at 75,000,000.

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Rationale for the Proposal

Having an increased number of authorized but unissued shares of Common Stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of shareholders for the purpose of approving an increase in capitalization. The newly authorized Common Stock would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in Company business and operations, and issuance as part or all of the consideration required to be paid by us for acquisitions of other businesses or assets.

Accordingly, on March 4, 2022, the Board unanimously approved the Authorized Increase to the Charter that will have the effect of increasing the authorized Common Stock from 75,000,000 to 150,000,000 shares, providing the Company with 75,000,000 additional shares of authorized Common Stock. We believe this will place the Company in a better position to react quickly in response to corporate opportunities that may develop. Notwithstanding the foregoing, as of the date of this Proxy Statement, the Company had no obligation to issue such additional shares, and there are no plans, proposals or arrangements currently contemplated by us that would involve the issuance of the additional shares to acquire another company or its assets, or for any other corporate purpose stated.

Potential Anti-Takeover Effects of the Authorized Increase to the Charter

Any additional issuance of Common Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control. Shares of Common Stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board to issue such additional shares of Common Stock could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of Common Stock to persons whose interests are aligned with that of the Board could make it more difficult to remove incumbent officers and directors from office, even if such change were to be favorable to shareholders generally.

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Authorized Increase was not proposed or adopted in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar actions having an anti-takeover effect to the Board and the shareholders.

The Board believes that it is advisable and in the best interests of the Company to have available additional authorized but unissued shares of Common Stock in an amount adequate to provide for future Company needs. The unissued shares of Common Stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with financing or acquisition transactions. The Company has no present plans or commitments for the issuance or use of the proposed shares of common stock in connection with any financing.

Interests of Certain Persons in Matters to be Acted Upon

Except as disclosed elsewhere in this Proxy Statement, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

●       any director or officer of the Company;

●       any proposed nominee for election as a director of the Company; and

●       any associate or affiliate of any of the foregoing persons.

The stockholdings of the directors and officers are listed above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Vote Required

Approval of this Proposal 4 requires the affirmative vote of a majority of the outstanding shares of the Common Stock of the Company present in person (online) or represented by proxy and entitled to vote on the matter, assuming a quorum is present. Since only votes cast count for this purpose, broker non-votes and abstentions will not affect the outcome of the voting on this Proposal.

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Proposal 5 Declassification of Board

On February 4, 2022, the Company announced that its Board unanimously agreed to put forward a resolution approving and declaring the advisability of amending the Charter and the Bylaws of the Company to remove provisions that provide for a classified Board, subject to approval by the Company’s shareholders at the 2022 annual meeting of shareholders. The Board is recommending that our shareholders approve and adopt such amendments.

Under our current Charter and Bylaws, our Board is divided into three classes of directors, with each class holding office for staggered three-year terms. We are asking you to approve amendments to our Charter and Bylaws to declassify our Board and provide for the annual election of directors.

If this Proposal 5 is approved by the shareholders, then the Company will cause the amendment set forth in this Proposal 5 to become effective by filing Articles of Amendment setting forth the amendment with the Secretary of State of the State of Iowa. If this Proposal 5 is not approved by the shareholders, then the Board will remain classified and the directors will continue to serve three-year terms.

The Board recommends that stockholders vote “FOR” the declassification of board set forth in Proposal 5.

Article III of the Charter currently requires that the Board be divided into three staggered classes, with the directors in each class serving three-year terms and only one class facing election each year. Thus, each year, shareholders elect only one class of directors, constituting approximately one-third of the entire Board.

If and when fully implemented, Board declassification would permit shareholders to vote annually for all directors. If this Proposal is adopted by shareholders and thereafter implemented, then declassification of the Board would be phased-in over a period of three years and three annual meetings of shareholders, beginning with the 2023 annual meeting of shareholders and concluding at the 2025 annual meeting of shareholders. Directors elected at or after the 2023 annual meeting of shareholders would be elected to one-year terms expiring at the next annual meeting of shareholders following their election. However, any director elected or appointed to the Board before the 2023 annual meeting of shareholders, included those elected at the Annual Meeting, would complete the remainder of his or her respective three-year term. Similarly, any director elected or appointed to fill a vacancy opened by the departure of a director serving a classified term would serve the remainder of such departed director’s term. Declassification of the Board would be complete as of the conclusion of the 2025 annual meeting of shareholders, and, as of that year and going forward, all directors would serve one-year terms.

The text of the proposed Articles of Amendment, setting forth the amendment to Article III of the Charter contemplated by this Proposal, is attached to this proxy statement as Appendix A. The text of Appendix A is incorporated into this discussion by reference. This description of the proposed amendment to the Charter is only a summary and is qualified in its entirety by reference to the actual, full text of the proposed amendment as set forth in Appendix A, which you are encouraged to read.

Rationale for the Proposal

The Board recognizes that many investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. Similarly, many investors believe that a classified board structure may reduce directors’ accountability to shareholders because such a structure does not enable shareholders to express their approval or other views on each director’s performance on an annual basis. Following recent changes to the Iowa Business Corporation Act which became effective January 1, 2022, and upon thoughtful consideration of the feedback received from shareholders and market views on best-in-class governance practices, the Board determined that it is in the best interests of the Company and its shareholders to propose that the Board be declassified. The Board believes that declassification supports the Company’s commitment to strong corporate governance and shareholder democracy.

Vote Required

Approval of this Proposal 5 requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the Company’s common stock, assuming a quorum is present. Since only votes cast count for this purpose, broker non-votes and abstentions will not affect the outcome of the voting on this Proposal.

Corresponding Amendments to the Bylaws

The Bylaws likewise contemplate a classified Board consistent with the provisions of the Charter, and the Board has conditionally approved conforming amendments to the Bylaws. If this Proposal 5 is approved by shareholders, then these conforming amendments will become effective. Shareholder approval is not required for these conforming amendments to the Bylaws, and shareholders are not being asked to vote on those amendments.

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Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our Common Stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of March 10, 2022, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding Common Stock and is based upon information provided to us by those persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	10,895,784	19.5%
Ancora Holdings Group, LLC (3) 6060 Parkland Boulevard, Suite 200 Cleveland, Ohio 44124	3,928,869	7.0%
The Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, PA 19355	3,579,870	6.4%
State Street Corporation (5) 1 Lincoln Street Boston, MA 02111	3,169,444	5.7%
(1)	Percentage calculated based on 55,942,893 shares, which includes 53,612,338 shares of Common Stock outstanding and 2,330,555 warrants exercisable as of March 10, 2022.
(2)	BlackRock Inc. – filed on February 8, 2022 and amended March 11, 2022; with respect to itself and certain subsidiaries; shares are beneficially owned with sole voting power over 10,831,936 of the shares and with sole dispositive power over 10,895,784 of the shares.
(3)	Ancora Holdings Group, LLC – filed on January 18, 2022; shares are beneficially owned with shared voting power over 3,928,869 of the shares owned and shared dispositive power over 3,928,869 of the shares owned. Consists of (i) 26,269 shares owned directly by Ancora Merlin, LP; (ii) 299,602 shares beneficially owned directly by Ancora Merlin Institutional, LP; (iii) 25,694 shares beneficially owned directly by Ancora Catalyst, LP; (iv) 288,358 shares beneficially owned directly by Ancora Catalyst Institutional, LP; (v) 479,757 shares beneficially owned directly by Ancora Catalyst SPV I LP - Series Q; (vi) 1,203,441 shares beneficially owned directly by Ancora Catalyst SPV I LP – Series S; (vii) 895,975 shares beneficially owned directly by Ancora Catalyst SPV I SPC Ltd. – Segregated Portfolio H; (viii) 702,910 shares held in certain separately managed accounts advised by Ancora Alternatives LLC; (ix) 3,359 shares held in certain separately managed accounts advised by Ancora Advisors, LLC; and (x) 3,504 shares held in certain separately managed accounts advised by Ancora Family Wealth Advisors, LLC. Ancora Holdings Group, LLC is the sole member of each of Ancora Alternatives LLC, which also serves as investment advisor to certain funds listed above, Inverness Holdings LLC and The Ancora Group LLC. Inverness Holdings is the sole member of Ancora Family Wealth Advisors, LLC and The Ancora Group LLC is the sole member of Ancora Advisors, LLC. Mr. Frederick DiSanta as the Chairman and Chief Executive Officer of Ancora Holdings Group, LLC may be deemed to beneficially own all 3,928,869 shares. Each person has shared voting power and shared dispositive power with respect to his or its respective reported shares. Each of the persons disclaims beneficial ownership of the securities that he or it does not directly own.
(4)	The Vanguard Group, Inc. – filed on February 10, 2022; shares are beneficially owned with shared voting power over 42,369 of the shares, sole dispositive power over 3,498,012 of the shares and shared dispositive power over 81,858 of the shares.
(5)	State Street Corporation – filed on February 11, 2022; shares are beneficially owned with shared voting power over 3,073,087 of the shares and shared dispositive power over 3,169,444 of the shares.
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Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our Common Stock, as of March 10, 2022, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage of Total (3)	GPP Units Beneficially Owned (4)	Percentage of Total (4)
Todd Becker	638,332	1.1	57,556	*
Alain Treuer (5)	305,991	*
Wayne Hoovestol (6)	192,936	*
Patrich Simpkins	177,374	*	5,000	*
Jim Anderson	107,867	*
Brian Peterson (7)	74,887	*
Paul Kolomaya	71,085	*	1,500	*
Michelle Mapes	47,112	*	8,500	*
Ejnar Knudsen	29,766	*
Leslie van der Meulen	19,576	*
Kimberly Wagner	9,423	*
Chris Osowski	8,606	*
Negil McPherson	3,764	*
Martin Salinas	2,827	*	34,703	*
Farha Aslam	1,836	*
Executive Officers and Directors as a Group (15 persons)	1,691,382	3.0
Executive Officers and Directors as a Group (11 persons) (4)			248,667	1.1
*	Less than 1%.
(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the company.
(2)	Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person but are not deemed outstanding for computing the percentage for any other person.
(3)	Percentage calculated based on 55,942,893 shares, which includes 53,612,338 shares of Common Stock outstanding and 2,330,555 warrants exercisable as of March 10, 2022.
(4)	Includes common units of GPP held directly by executive officers as of March 10, 2022. Directors of the company, except for Messrs. Becker and Simpkins and Ms. Mapes, are not directors of GPP and as such holdings of GPP units by our non-employee directors, if any, are not reported in this table. Percentage calculated based on 23,227,653 common units outstanding as of March 10, 2022.
(5)	Includes 175,000 shares owned by Mr. Treuer’s wife, of which he disclaims all beneficial ownership.
(6)	Includes 17,000 shares owned by Mr. Hoovestol’s wife.
(7)	Includes 15,000 shares that Mr. Peterson owns jointly with his child.
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Transactions with Related Persons, Promoters and Certain Control Persons

Our Related Party Policy addresses our Company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Related Party Policy provides that any transaction or activity, in which GPI is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

In determining whether a related party transaction will be approved or ratified, the Audit Committee may consider factors such as (a) the extent of the related party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not related parties; (d) the benefit to us; and (e) the aggregate value of the transaction.

Related Party Transactions

Green Plains Partners LLC.

Pursuant to an operational services and secondment agreement, we are reimbursed by GPP for certain compensation of our employees, including executive officers, who serve in management, maintenance and operational functions in support of its operations. GPP also has various fee-based commercial agreements with our subsidiary, Green Plains Trade Group LLC, including a storage and throughput agreement, a rail transportation services agreement, a trucking transportation agreement and various terminal services agreements for our fuel terminal facilities. See the Related Party Transaction footnote in our 10-K for a full description of all the related party transactions.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires our directors and certain officers, and persons who beneficially own more than 10% of the Company's ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on our review of the copies of Section 16(a) reports and amendments thereto furnished to us during and with respect to fiscal year 2021 and on written representations from certain reporting persons, all reportable transactions during fiscal year 2021 were reported on a timely basis, except for a late filing on Form 4 for Alain Treuer on March 17, 2022 pertaining to shares gifted by Mr. Treuer.

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Other Matters

Additional Meeting Information

2022 Annual Meeting of Shareholders

Time and Date: 10:00 a.m., Central Daylight Time, Wednesday, May 4, 2022

Place (Online Meeting): www.meetnow.global/MWM66HR

Record Date: March 10, 2022

Voting Information

Who is Eligible to Vote

You are entitled to vote at the 2022 Annual Meeting of Shareholders if you were a shareholder of record as of the Record Date, which has been fixed as of close of business on March 10, 2022. On the Record Date, there were 53,612,338 shares of our Company’s Common Stock outstanding and eligible to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence, in person (online) or by properly executed proxy, at the Annual Meeting of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Proxies that are marked to “withhold authority” with respect to the election of directors and proxies for which no instructions are given will be counted for purposes of determining the presence of a quorum.

Electronic Access to Proxy Materials

Pursuant to rules adopted by the SEC, we are making this Proxy Statement and our 2021 Annual Report available to shareholders electronically via the Internet. On or around March 24, 2022, we mailed the Notice, which provides information regarding the availability of proxy materials for the Annual Meeting, to our shareholders of record.

Shareholders will be able to access this Proxy Statement and our 2021 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice. The website on which you will be able to view our proxy materials also allows you to choose to receive future proxy materials electronically by email, which would save us the cost of printing and mailing documents to you. If you choose to receive future proxy statements by email, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials by email remains in effect until you terminate it.

HOW YOU CAN ACCESS THE PROXY MATERIALS ONLINE
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to Be Held on May 4, 2022.
The Notice, the Proxy and our 2021 Annual Report may be accessed at
www.edocumentview.com/GPRE.

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Meeting Agenda and Voting Recommendations

Proposals	Board Vote Recommendation	For Further Details
1. The election of two directors to serve three-year terms that expire at the 2025 annual meeting (“Proposal 1”)	Vote FOR	► Page 12
2. The ratification of the selection of the company’s independent registered public accountants for 2022 (“Proposal 2”)	Vote FOR	► Page 30
3. An advisory vote to approve executive compensation (“Proposal 3”)	Vote FOR	► Page 34
4. Approval of increase to the number of authorized shares (“Proposal 4”)	Vote FOR	► Page 63
5. Declassification of Board (“Proposal 5”)	Vote FOR	► Page 65

Proxy Voting and Revocability of Proxies

Common Stock, represented by the proxies received pursuant to this solicitation and not timely revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in properly submitted proxies. If no instructions are indicated, such shares will be voted as recommended by the Board. If any other matters are properly presented to the Annual Meeting for action, the person(s) named in the enclosed form(s) of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Broker non-votes and abstentions are not treated as votes cast for any of the matters to be voted on at the meeting.

A holder of Common Stock who has submitted a proxy may revoke it prior to its exercise by providing written notice of revocation or a later-dated proxy to the Corporate Secretary of the company at any time before the closing of the polls at the meeting, or by voting online at the meeting. Any written notice revoking a proxy should be sent to: Green Plains Inc., Attention: Michelle S. Mapes, Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106. Attendance and voting online at the Annual Meeting does not itself revoke a proxy; however, any shareholder who attends the Annual Meeting online may revoke a previously submitted proxy by voting online.

Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Stock. If your shares are registered directly in your name with our transfer agent, with respect to those shares, you are considered the shareholder of record, or a registered shareholder, and these materials were sent to you directly by us. If you are a shareholder of record, you may vote by attending the Annual Meeting and voting online.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and that organization should have forwarded these materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee holding your shares how to vote and are also invited to attend the Annual Meeting. Please refer to the information forwarded by your broker or bank for instructions on how to direct their vote. However, since you are not a shareholder of record, you may not vote these shares at the online Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

If you are a registered shareholder, there are three ways to vote:

—	Going to the Internet website indicated on the Proxy Card or voting instruction card and following the instructions provided (you will need the control number that is included in the Notice);
—	Calling the toll-free telephone number indicated on the Proxy Card or voting instruction card (you will need the control number that is included in the Notice); or
—	Signing, dating and returning the Proxy Card if you request to receive your proxy materials by mail.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies will vote your shares “For” all nominees in Proposal 1, and “For” Proposals 2, 3, 4 and 5.

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Broker Non-Votes

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the Annual Meeting date. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person (online) or represented by proxy on any voting matter. All proposals are considered non-routine, except for Proposal 2.

Expenses and Methods of Solicitation

We will bear the expense of soliciting proxies. In addition to the use of the mail and internet, proxies may be solicited personally, or by telephone or other means of communications, by directors, officers and employees of the company and its subsidiaries who will not receive additional compensation therefor. We will reimburse banks, brokerage firms and nominees for reasonable expenses incurred related to forwarding proxy solicitation materials to beneficial owners of shares held by such banks, brokerage firms and nominees.

Vote Required

The affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Common Stock, assuming a quorum is present, is required to elect each director. The two persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, broker non-votes or votes withheld will not affect the outcome of the voting on Proposal 1. The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the Common Stock, assuming a quorum is present, is required to approve Proposals 2, 3, 4 and 5. Since only votes cast count for this purpose, broker non-votes and abstentions will not affect the outcome of the voting on Proposals 2, 3, 4 and 5.

Annual Report

This Proxy Statement and our Annual Report, which includes financial and other information about our activities but is not to be deemed a part of the proxy soliciting material, are available at our website at www.gpreinc.com. Additionally, you may access our Proxy Statement at www.edocumentview.com/GPRE. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website at www.gpreinc.com as soon as reasonably practicable after we file or furnish such information electronically with the SEC. A copy of the annual report on Form 10-K and the exhibits filed with our annual report on Form 10-K will be mailed to shareholders without charge upon written request to Green Plains Inc., Attention: Michelle S. Mapes, Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106. Such requests must include a good faith representation that the requesting party was either a holder of record or beneficial owner of our Common Stock on March 10, 2022. The information found on our website is not part of this or any other report we file or furnish to the SEC.

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Shareholder Proposals

Pursuant to Rule 14a-4(c) under the Exchange Act, if we do not receive advance notice of a shareholder proposal to be raised at our next annual meeting of shareholders in accordance with the requirements of our bylaws, the proxies solicited by us may confer discretionary voting authority to vote proxies on the shareholder proposal without any discussion of the matter in the Proxy Statement. Our bylaws provide that timely written notice of a shareholder proposal or director nomination must be delivered to, or mailed and received by, the Corporate Secretary of the company at the principal executive offices of the company not less than 90 nor more than 120 days prior to the one-year anniversary of the prior year’s annual meeting (which for a May 4, 2022 meeting date is on or before February 3, 2023 and on or after January 4, 2023). Only proposals properly delivered in this time frame may be brought before the meeting. As to each matter a shareholder proposes to bring before the 2022 annual meeting of shareholders, the shareholder’s notice must set forth: (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner; (ii) the class and number of shares of our Common Stock which are held of record or are beneficially owned, directly or indirectly, by the shareholder and any derivative instrument and by any other shareholders known by such shareholder to be supporting such proposal; (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder, beneficial owner or nominee with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder, any beneficial owner or nominee with respect to any of our securities; (iv) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder, beneficial owner or nominee has a right to vote any shares of any of our securities; (v) any rights to dividends on the shares of us beneficially owned by the shareholder or beneficial owner that are separated or separable from the underlying shares of the company; (vi) any performance-related fees (other than asset-based fees) that the shareholder, a beneficial owner or the nominee is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, as of the date of such notice; (vii) any material interest of the shareholder or beneficial owner in such business; and (viii) a statement whether such shareholder or any beneficial owner will deliver a Proxy Statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to carry the proposal or nomination. In addition, to be in proper written form, a shareholder’s notice to the Corporate Secretary of the company must be supplemented not later than 10 days following the record date for notice of the meeting to disclose the information contained in clauses (ii) through (vi) above as of the record date for notice of the meeting. Our bylaws also provide that the Chairman of an annual meeting shall, if the facts warrant, determine and declare at any meeting of the shareholders that business was not properly brought before the meeting and, if he should so determine, declare that such business shall not be transacted.

In addition the foregoing, a shareholder who wishes to nominate a director for election or reelection, must also include the following in its notice to us as to each person whom the shareholder proposes to nominate for election or reelection as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; (iii) a written statement executed by the nominee acknowledging that as a director, the nominee will owe a fiduciary duty under Iowa law with respect to u s and our shareholders; (iv) a fully completed Director’s Questionnaire on the form supplied by us upon written request from the shareholder, executed by the nominee; and (v) a written representation and agreement (in the form provided by the secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of ours, will act or vote on any issue or question, or voting commitment, that has not been disclosed to us or (2) any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of ours, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of ours, and will comply with all applicable publicly disclosed corporate guidance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Green Plains.

Any shareholder who desires to have a proposal included in the proxy soliciting material relating to our 2023 annual meeting of shareholders must comply with Rule 14a-8 under the Exchange Act and must send a signed proposal to the Corporate Secretary at 1811 Aksarben Drive, Omaha, Nebraska 68106. This proposal must be received no later than November 24, 2022, to be considered for inclusion in the Proxy Statement for the 2023 annual meeting of shareholders.

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Discretionary Authority

At the time of mailing of this Proxy Statement, the Board was not aware of any other matters that might be presented at the meeting. If any matter not described in this Proxy Statement should properly be presented, the person named on the accompanying Proxy Card will vote such proxy in accordance with their judgment.

By Order of the Board of Directors,

Michelle Mapes

Corporate Secretary

March 24, 2022

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APPENDIX A

THIRD ARTICLES OF AMENDMENT

TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

GREEN PLAINS INC.

Pursuant to the provisions of Section 490.1001 through 490.1009 of the Iowa Business Corporation Act (the "Act”), the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation as of this date and hereby certified as follows:

1.      The name of the corporation is Green Plains Inc.

2.    This third amendment to the Second Amended and Restated Articles of Incorporation was duly adopted by the directors of the corporation by resolution effective March 4, 2022, and delay adopted by the shareholders of the corporation on [ ], 2022, effective on the filing hereof, in accordance with the Act.

3.       This third amendment to the Second Amended and Restated Articles of Incorporation is as follows:

ARTICLE II shall be replaced in its entirety with:

ARTICLE II SHARES

The number of shares of stock authorized is 150,000,000 COMMON STOCK PAR VALUE $.001.

ARTICLE III shall be replaced in its entirety with:

ARTICLE III DIRECTORS

The number of directors constituting the entire Board of Directors shall be as set forth in the Bylaws.

Directors elected prior to the 2023 annual meeting of shareholders of the Corporation shall be divided into three groups (Groups I, II and III), as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one Group expiring each year. Except as otherwise provided in this Article III, each director of each Group shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of his or her election.

Each director elected at and after the 2023 annual meeting of shareholders shall hold office for a term expiring at the next annual meeting of shareholders, such that from and after the election of directors at the 2025 annual meeting of shareholders of the Corporation, the Board of Directors shall cease to be classified; provided, however, that each director shall hold office until the next election of the class, if any, for which such director shall have been chosen (or, if the Board of Directors is not divided into classes, until the next annual meeting of shareholders for the election of directors) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

Any vacancies in the Board of Directors for any reason, including a vacancy resulting from an increase in the number of directors, may be filled solely by the Board of Directors in accordance with the Bylaws, and any directors so chosen shall hold office until their successors shall be elected and qualified.

Notwithstanding any other provision in the Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, in the Articles of Incorporation or in the Bylaws), any director or the entire Board of Directors of the Corporation may be removed at any time only for cause by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

IN WITNESS WHEREOF, the undersigned signs and executes these ARTICLES OF AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION and certifies to the truth of the facts herein states this [___] day of May, 2022.

By: Michelle Mapes

Title: Chief Legal and Administration Officer

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COMMONLY USED DEFINED TERMS

Company and Regulatory Defined Terms:

Green Plains; the company; GPI	Green Plains Inc.
Exchange Act	Securities Exchange Act of 1934, as amended
GPP	Green Plains Partners LP
NASDAQ	The Nasdaq Global Market
SEC	Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended

Other Defined Terms:

Annual Meeting	The 2022 Annual Meeting of shareholders of Green Plains Inc. and any adjournment or postponement thereof
ASC 718	Accounting Standards Codification Topic 718, Compensation – Stock Compensation
Board	Board of Directors of Green Plains Inc.
Common Stock	Green Plains Inc. Common Stock, $0.001 par value per share
EBITDA	Earnings before interest, taxes, depreciation and amortization which is a non-GAAP measure. See our Annual Report on Form 10-K for the year ended December 31, 2021 for a reconciliation to GAAP net income
ESG	Environmental, social and corporate governance
GAAP	U.S. Generally Accepted Accounting Principles
GICS	Global Industry Classification Standard
Internal Revenue Code	Internal Revenue Code of 1986, as amended
LTIP	Long-term incentive program
MBO	Management by Objectives
NEO	Named executive officer
Notice	Important notice regarding the availability of proxy materials for the Annual Meeting
PSU	Performance Share Unit
Record Date	The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting
RSA	Restricted Stock Award
TCJA	Tax Cuts and Jobs Act of 2017
TSR	Total Shareholder Return
U.S.	United States

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Helpful Resources

Annual Meeting
Proxy & supplemental materials	www.envisionreports.com/GPRE
Online voting for registered holders	www.envisionreports.com/GPRE
Webcast	www.meetnow.global/MWM66HR
Electronic delivery of future proxy materials	www.envisionreports.com/GPRE
Corporate Governance
Leadership	https://investor.gpreinc.com/corporate-governance/leadership
Board of directors	https://investor.gpreinc.com/corporate-governance/board-of-directors
Committee composition	https://investor.gpreinc.com/corporate-governance/committee-composition
Contacting the Board	https://investor.gpreinc.com/corporate-governance/contact-the-board
Governance documents	https://investor.gpreinc.com/corporate-governance
Financial Reporting
Annual report	https://investor.gpreinc.com/financials-filings
Financial filings	https://investor.gpreinc.com/financials-filings
Stock information	https://investor.gpreinc.com/stock-information
Other Information
Corporate website	https://gpreinc.com/
Investor relations	https://investor.gpreinc.com/
Sustainability	https://gpreinc.com/who-we-are/sustainability/
Sustainability report	https://gpreinc.com/sustainbility-report-2020
Press releases	https://investor.gpreinc.com/press-releases

Green Plains Inc. 1811 Aksarben Drive Omaha, NE 68106

www.gpreinc.com

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Online Go to www.envisionreports.com/GPRE or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GPRE

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, a vote FOR Proposal 2, a vote FOR Proposal 3, a vote FOR Proposal 4, and a vote FOR Proposal 5.	+

1.	To elect two directors to serve three-year terms that expire at the 2025 annual meeting:

	For	Withhold		For	Withhold
01 - Farha Aslam	☐	☐	02 - Martin Salinas Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of the Company's auditors	☐	☐	☐	3.	To cast an advisory vote to approve the Company’s executive compensation	☐	☐	☐

4.	To approve the increase to the number of authorized shares of common stock	☐	☐	☐	5.	To approve the proposal to declassify the Company’s Board of Directors	☐	☐	☐

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890 J N T 1 U P X 5 2 9 9 1 6	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

03LX8B

The 2022 Annual Meeting of Shareholders of Green Plains Inc. will be held on

Wednesday, May 4, 2022 at 10:00 am CDT, virtually via the Internet at www.meetnow.global/MWM66HR.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be held on May 4, 2022:

The Notice, Proxy Statement and Annual Report are available at www.envisionreports.com/GPRE

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/GPRE

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Green Plains Inc.	+

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 4, 2022

Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2022

Todd Becker and Michelle Mapes, with the power to appoint his or her substitute, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Green Plains Inc. to be held on May 4, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxy will have authority to vote FOR all nominees listed in Proposal 1, vote FOR Proposal 2, vote FOR Proposal 3, vote FOR Proposal 4, and vote FOR Proposal 5.

In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address – Please print new address below.

■	+